UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
(Seventh Amendment)

ACCELERATED ACQUISITIONS V, INC.

(Name of small business issuer in its charter)

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53392	26-2517763

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	No.)	Identification No.)

12720 Hillcrest Road, Suite 1045, Dallas, Texas		75230

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 388-1973

n/a

(Former name or former address, if changed since last report)
(Address of Principal Offices)

(972) 388-1973

(Issuer’s Telephone Number)

Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par Value	255,250	$2.00	$510,500	$59.27	(2)
Total	255,250	$2.00	$510,500	$59.27

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.
(2)	This amount has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June   , 2011

ACCELERATED ACQUISITIONS V, INC.

255,250
Shares of Common Stock
Par Value $0.0001 Per Share

This prospectus relates to the offering by the selling stockholders of ACCELERATED ACQUISITIONS V , INC. of up to 255,250 shares of our common stock, par value $0.0001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market (if such market exists at the time), at the initial offering price of $2.00 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at market prices (if any) prevailing at the time of sale, at prices related to the prevailing market prices (if any), at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” commencing on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is June    , 2011.

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by ACCELERATED ACQUISITIONS V, INC. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INFORMATION REQUIRED IN A PROSPECTUS

ITEM 3.  SUMMARY INFORMATION AND RISK FACTORS

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “AAV,” “the Company”, “we,” “us,” and “our,” refer to ACCELERATED ACQUISITIONS V, INC., a Delaware corporation.

THE COMPANY

Business Overview

From inception (April 29, 2008), Accelerated Acquisitions V, Inc. was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objectives were to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings.

On April 29, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $4,000.00.  These shares were issued immediately following the incorporation of the Company and were “founder’s shares”.  There were no written or oral agreements between the parties relevant to the purchase of the founder’s shares and the purchaser became the sole shareholder of the Company (which at the time was a “shell” corporation.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On March 22, 2010 Richard K. Aland agreed to acquire 23,907,138 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share and Donald Kelly agreed to acquire 4,218,907 shares of the common stock par value $0.0001 for a price of $0.0001 per share.  This transaction was consummated on April 2, 2010.

At the same time, Accelerated Venture Partners, LLC (“AVP”) agreed to tender 1,979,760 of its 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. Accelerated Venture Partners, LLC tendered the shares as a part of a negotiated transaction where it agreed to transfer control of the Company to Messrs Aland and Kelly.  The agreed consideration for the transaction was that AVP would retain 9.69% of the post-transaction shares issued and outstanding.  It was also agreed at the time that the Company would enter into a Consulting Services Agreement with AVP (see below).  The entire transaction was the subject of an oral agreement between the parties which designated the applicable share amounts and share price and was one integrated transaction.  There was no specific consideration allocated to any of its elements; i.e. there was no specific consideration for the tender of shares apart from the overall consideration paid by Messrs. Aland and Kelly for their concurrent purchase of their interest in the Company.  By letter dated March 25, 2010, AVP tendered 1,979,760 shares of its stock to the Company for cancellation.  A copy of this letter is attached as Exhibit 10.3.

Messrs. Aland and Kelly subsequently made gifts of 136,000 and 110,000 shares, respectively, to an aggregate of nine donees.  All gifted shares were donated prior to April 2, 2010.  All gifts were to members of the respective donor’s family as a part of the donor’s ongoing estate planning.  The relationships are the following:  Robert and Ronald Aland are brothers of Richard Aland; Lauren Morr and Erin Spalsbury are daughters of Richard Aland.  Chad Kelly and Jessica Kelly are children of Don Kelly; Dominic and Wyatt Kelly are grandchildren of Don Kelly; Nina Kelly is the mother of Jessica and Chad Kelly and is Don Kelly’s ex-wife).   Following these transactions (and the exercise of the AVP Option), Mr. Aland owned 69.12%% and Mr. Kelly owned 11.95% of the Company’s 34,391,506 issued and outstanding shares of common stock par value $0.0001.  The interest of Accelerated Venture Partners, LLC (including shares issued on the exercise of the AVP Option) was reduced to approximately 18.19% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Messrs. Aland and Kelly were simultaneously appointed to the Company’s Board of Directors.  Such action represented a change of control of the Company.

The Company intends to file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “DEMAND POOLING, INC” following the effective date of this registration statement.  A draft of the proposed Certificate of Amendment is attached as Exhibit 3(iii).

On April 15, 2010, the Company entered into a Licensing Agreement (“Licensing Agreement”) with Demand Pooling Global Services, LLC (“Licensor”) pursuant to which the Company was granted a, non-transferrable license for certain territories (an exclusive license for North America and a non-exclusive license for all markets outside of North America) for certain intellectual property developed by Licensor, principally comprising a business concept and related technology which has, as its core product, the aggregation of demand for high-ticket capital equipment and selected commodities to facilitate cooperative purchases of similar products by a significant number of large end-users (the “Technology”).  The Technology would also permit and facilitate pooled financing for such purchases in a manner which permits greater financial flexibility for the end-users.  Finally, the Technology permits and facilitates the disposal of older equipment and commodities by end-users in order to improve the cost recovery on disposal of surplus or dated equipment and commodities.  The License also provides for the use of a datacenter through a third-party provider.

The only relationship between the Company and Licensor is that of a licensee/licensor relationship.  Licensor is the developer of the software and the Company both markets and operates the platform.  The license is an exclusive North American license and a non-exclusive worldwide license, permitting the licensor to offer the platform to other marketing firms for operation of pools outside of North America.  The two senior-most managers of both firms are the same, Richard Aland and Don Kelly.

The Company establishes certain rules for each pool.  These rules relate primarily to the timing of the pool – when it is opened to buyer participation, when buyer participation ends and supplier bidding commences and the time deadline when the suppliers must submit bids.  Typically, the latter occurs at 1:59:59 PM Central time after which time, suppliers can no longer submit bids.  One second later (timed according to the U.S. Atomic Clock), access reverts to the buyers for capturing their respective bids from the supplier.  No timing is imposed upon the buyers for evaluating their bids and making a determination of whether to award a contract to one or more suppliers or to reject the bids.  Some may award immediately and some may take several months to make a determination, but each buyer evaluates its own bids and accepts or rejects them as they have in the past.

The Company provides no examples of invitations for bids (“IFBs”), purchase agreements or other documentation since every state or local government must reserve the right to employ its own documents which are uploaded onto the Company’s platform.  Suppliers must download and acknowledge receipt of those documents before they are allowed to progress to pricing.

The Company imposes no geographic constraints or limitations and the only bidding process that is addressed by the platform is the traditional ‘ competitive sealed bid ’ process which state and local governments either require or with which they are most familiar.

The Company does not plan to offer opportunities for a reverse auction mechanism or for Dutch auctions, or otherwise.

The Company does not conduct an auction process but rather a very different and distinct process referred to as a “competitive sealed bid” process.  Under the competitive sealed bid process, buyers seek pricing from suppliers that are submitted in sealed envelopes, or in our case electronically, and opened mechanically or electronically by each buyer at Bid Opening.  There is no chance, as would be the case for an auction, for suppliers to submit one or more improved bids.  The sealed pricing is the best and final bid and no other pricing can be considered.
The Company does not trade commodities, a process, which as previously explained, is very different from the Company’s process of providing a platform where state and local governments can post their IFB’s seeking bid pricing for their purchases.  In fact, the Company, does not buy, sell, inventory or trade any product.

SLG’s do not hire us, contract with us or pay us a fee.  They simply use our platform to post their requirements through an IFB pursuant to the traditional sealed bid process and we have not been able to identify any entity which is unable to employ our platform.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the Technology and any improvements thereto—although the License includes the Company’s right to utilize such improvements.

The term of the License commences the date of execution of the Licensing Agreement (“Execution Date”) and continues for a term of twenty (20) years, ending on the twentieth anniversary of the Execution Date.  In addition to other requirements, the continuation of the license is conditioned on the Company generating net revenues in excess of expenses in the normal course of operations or the funding by the Company of a minimum of $10,000,000 for "qualifying research, development and commercialization expenses" in accordance with the following schedule:

(a)	a minimum of US$1,000,000 during the period commencing upon the Execution Date and ending on the first anniversary of the Execution Date; or

(b)	a minimum of US$4,000,000 during the period commencing upon the Execution Date and ending on the second anniversary of the Execution Date; or

(c)	a minimum of US$10,000,000 during the period commencing upon the Execution Date and ending on the third anniversary of the Execution Date

The Licensing Agreement calls for royalties payable by the Company to the Licensor of ten percent (10%) of all gross revenues resulting from the use of the Technology by the Company and twenty-five percent (25%) of all royalties and fees received from third party sublicensees.

The license is terminated upon the occurrence of events of default specified in the License Agreement.

The Company played no role in the development of the Technology.  The business concept behind the Technology was developed primarily by Richard Aland, the Company founder, although he played no role in the actual development of the Technology.    Since the Company has just begun to apply the Technology commercially, the Company is unable to estimate the commercial value of the Technology.   Licensor was created for the purpose of developing and implementing the software application necessary for implementation of Mr. Aland’s vision of how state and local governments could effectively generate large-scale savings on the purchase of capital assets and certain commodities (motor fuel and water treatment chemicals).   Licensor has been in business since August, 2005 and during the time since its commencement of operations through 2009, it developed the software application.  Notwithstanding, Licensor found that it lacked the capabilities to effectively and successfully market the concept.  Licensor therefore determined to focus solely on software development with a strategy to sell or license the software and to provide support for the software. To the best of the Company’s knowledge, Licensor has never been, is not currently and has no plans in the future to engage in the demand aggregation pools business.  DPGS is strictly a software development company which developed the electronic application or platform which is licensed to the Company. Further, the Company believes that Licensor has no intent to engage in a business similar to the Company in the United States (which the Company believes would be in violation of the terms of the License). The Company believes that Licensor has not generated any revenues to date.

The Company investigated a variety of software applications as possible alternatives to the licensed software, but did not find any alternative software which it viewed as being as sophisticated, scalable and flexible as the software application licensed from Licensor.

The Company’s application platform is fully functional in its current state and it is currently conducting its first non-beta pooled purchase of products for state and local governments.  The process for operating its aggregation platform involves posting the opening of a pooled purchase of a specific product on its website and allowing buyers to join the pool for 30-45 days.  At the end of this period, the pool automatically closes for buyer access and opens to supplier access for capturing all posted IFBs, evaluating the IFBs, formulating and submitting their bids.  The period for supplier bidding is also typically 30-45 days and requires that all bids must be submitted prior to the end of this period, at which time suppliers no longer are permitted access and access returns to the buyers for capturing and evaluating their bids and awarding contracts. If a supplier is selected as the winning bidder, it enters into a contract negotiation period with the buyer and this is conducted independent of the Company’s platform.  If a contract is completed, the suppliers are responsible for paying the Company’s platform use fee.  The suppliers of the product pay the fees charged by the Company.  The subject product is motor fuel and the next product pools will be for water treatment chemicals and police and other vehicles.  The Company is currently ascertaining the optimal timing for the launch of pooled purchases for these products. The Company launched its first non-beta pool in October 2010, which was followed by a Winter Motor Fuel Pool the last week in December 2010 and recently launched its Spring Motor Fuel Pool.  The Fall Motor Fuel Pool was cancelled due to the withdrawal of a buyer with substantial fuel requirements, because it could not accept bids solely in an electronic format.  Modifications to the Company’s platform now require bids in an electronic format, but allow for the buyer to designate that it must also receive written copy of the bid.  No assurance can be given that one or more awards will be made or revenues will be generated from the award of contracts by buyers.

The “business concept” which the Company is currently marketing to state and local governments is a streamlined  ”demand aggregation,” or “cooperative purchasing” methodology for acquiring high-valued capital assets and selected commodities (motor fuel and water treatment chemicals), that comprise a significant component of most state and local government budgets as a means for producing improved pricing (volume-discount pricing) versus the pricing that would be achievable by individual entities in the volumes each would typically buy.  The “Technology” supporting the business concept is the actual electronic platform that facilitates buyers seeking bid requests in a single time window and in a single location, provided they have access to the Internet and can login to the Company’s website.  The Company’s initial target market is considered highly fragmented, consisting of approximately 87,000 state and local governments that do not have any natural way of leveraging their collective buying power.  These state and local governments have common purchase needs, are non-competitive with one another and tend to employ the same sealed bid process for obtaining competitive bids.

In order to market the benefits of demand aggregation (cooperative purchasing) to its initial target market customers, and potentially to others, and to streamline the cooperative buying process, the Company has licensed a web-based, fully-functional electronic platform technology, developed in its entirety by the Licensor, to automate various aspects of the business concept.  The Company does not intend to be in the software development business or to commit the resources to creation, development or maintenance of software, but prefers to focus its attention and resources upon marketing its services to users that may benefit from those services.

 On April 29, 2010, the Company entered into a Consulting Services Agreement (“Consulting Services Agreement”) with AVP, a company controlled by Timothy J. Neher.  A copy of the Consulting Services Agreement is attached hereto as Exhibit 10.2.  The Consulting Services Agreement required that AVP provide the Company with certain advisory services that included reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the company to AVP to purchase 3,235,971 shares of the company’s Common Stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder, subject to a repurchase option (“Repurchase Option”) granted to the Company to repurchase the shares at a price of $0.0001 per share upon the occurrence of certain events of default as more fully detailed in the Consulting Services Agreement and (b) certain cash compensation based on the achievement of certain specific milestones.

On February 22, 2011, the Company received a letter from AVP giving notice of its termination of the Consulting Services Agreement (“Termination Letter”).  A copy of the Termination Letter is attached hereto as Exhibit 99.1.   The Company believes that AVP failed to perform the agreed services under the Consulting Services Agreement.  Since AVP did not meet the milestones required in the Consulting Services Agreement, the Company does not believe that it is obligated to pay any amounts to AVP under the terms of the Consulting Services Agreement.  The Company exercised on May 24, 2011 the Repurchase Option with respect to the 3,235,971 shares of Company Common Stock which was issued to AVP under the Consulting Services Agreement at a price of $0.0001 per share.  The Company’s management believes that the termination of the Consulting Services Agreement will have no impact whatsoever on its plan of operation, principally because AVP was not actively involved in the Company’s operations prior to such termination.

On May 3, 2010, the Company filed a Form 8-K Report with the United States Securities and Exchange Commission which, among other things, included a change in the Company’s Shell Company Status as of April 15, 2010—the date the company entered into the License.

On July 2, 2010, the company completed a private offering of its common shares under the provisions of the Delaware securities laws and under a Regulation D exemption with respect to the federal securities laws. We sold a total of 9,250 common shares at a price of $2.00 per share to a total of thirty-five investors. We raised a total of $18,500 in this offering.

Outstanding Shares .  As of the date of this Prospectus, the Company has 34,391,506 shares of $0.0001 par value common stock issued and outstanding to a total of 61 shareholders

Fiscal Year End .  The Company’s fiscal year end is December 31.

Website.   The Company operates a website at www.depo.org .

Personnel .  At the date of this prospectus, the Company employs four full-time and six part-time contract employees.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 12720 Hillcrest Road, Suite 1045, Dallas, Texas 75230.  The Company’s telephone number is 972-388-1950.  The Company’s fax number is 973-388-1973.

THE OFFERING

This Prospectus will be utilized in connection with the re-sale of 9,250 shares issued in connection with the Company’s most recent stock offering and 296,000 shares held by other current Company shareholders.  The Company will not receive any proceeds from any sales of these shares.

Common stock currently outstanding	34,391,506 shares (1)
Common stock offered by the selling stockholders	255,250 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

(1)           Shares of common stock outstanding as of March 31, 2011.

FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations and consolidated balance sheet data for the fiscal years ended December 31, 2010 and 2009 and for the three months ended March 31, 2011 and 2010. The consolidated statement of operations and balance sheet data were derived from the audited consolidated financial statements, and for the three months ended March 31, 2011 and 2010 is unaudited.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year Ended December 31,		Three Months Ended March 31.
	2010	2009	2011	2010

Statement of Operations Data:

Revenue	$-	$-	$-	$-

Operating Expenses	$86,700	$6,792	$-	$600

Other Expenses	$-	$-	-

Net Loss	$(86,700)	$(6,792)	-	$(600)

Basis and Diluted Loss Per Share	$0.00	$0.00	-	$0.00)
Weighted Average Number of Shares Outstanding	26,893,740	5,000,000	26,893,740	5,000,000

	As of	December 31,	As of	March 31,
	2010	2009	2011	2010

Balance Sheet Data:

Assets	$13,548	$116	$13,548	$116

Liabilities	$152,300	$6,164	$152,300	$6,764
Accumulated Deficit During Development Stage	$(96,748)	$(10,048)	$(96,748)	$(10,648)

Blank Check Issue

We are not a blank check corporation. Section 7(b)(3) of the Securities Act of 1933, as amended, defines the term “blank check company” to mean any development stage company issuing a penny stock that “(A) has no specific plan or purpose, or (B) has indicated that its business plan is to merge with an unidentified company or companies.” In Securities Act Release No. 33-6932, released April 13, 1992, which adopted rules relating to blank check offerings, the Securities and Exchange Commission (“SEC”) stated in section II titled “Discussion of the Rules” subsection “A. Scope of Rule 419”, the following: “. . . start-up companies with specific business plans are not subject to Rule 419, even if operations have not commenced at the time of the offering.” We have a specific plan and purpose and we have no plans to be acquired by or to merge with any unidentified company or companies. Our business purpose and our specific plan are delineated herein in detail.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated March 22, 2011, our independent auditors stated that our financial statements for the period ended December 31, 2010 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

We were formed in April, 2008 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are a development stage company with limited operating results to date. Since we do not have an established operating history or regular sales yet, you will have no basis upon which to evaluate our ability to achieve our business objectives.

The absence of any significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our services. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We are currently in the early stages of developing our business. There can be no assurance that at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

•	Competition

•	ability to anticipate and adapt to a competitive market;

•	ability to effectively manage expanding operations; amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

•	dependence upon key personnel to market and sell our services and the loss of one of our key managers may adversely affect the marketing of our services.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

We are a development stage company and are substantially dependent on a third party

The Company is a development stage Company and is currently substantially dependent upon technology licensed from Demand Pooling Global Services, LLC.  Moreover, since aggregation of demand for capital equipment and selected commodities (motor fuel and water treatment chemicals) has not, to the Company’s knowledge, been effectively addressed by others on a nationwide basis, Management believes, but cannot assure, that it has an opportunity and both the capability and experience to be successful in its endeavor to generate savings for purchasers of capital equipment and commodities in its target markets.

We have no profitable operating history and May Never Achieve Profitability

From inception (April 29, 2008) through March 31, 2011, the Company has an accumulated deficiency during the development stage of $96,748 notwithstanding the fact that the principals of the Company have worked without salary and the Company has operated with minimal overhead. We are an early stage company and have a limited history of operations and have not generated revenues from operations since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, and unanticipated difficulties regarding the marketing and sale of our services. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, our common stock could become worthless and investors in our common stock or other securities could lose their entire investment.

We have a need to raise additional capital

The Company will require significant additional financing in order to market its demand aggregation solutions platform to suppliers and buyers, meet the milestones and generate revenue to avoid discontinuation of the License.  Funding would be required for staffing, marketing, public relations and the necessary research precedent to expanding the scope of its offering to include commercial enterprises . The Company intends to seek an aggregate of $15,000,000 in 2011 and 2012; however there is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for purchases of capital assets and selected commodities by commercial enterprises, meet the milestones and generate the revenue to avoid discontinuation of the License.  Notwithstanding, the License is not subject to immediate discontinuation if the initial milestone (net revenues in excess of expenses in the normal course of operations or receive funding of at least $1 million by one year from April 15, 2010) is not achieved.  The three milestones detailed in the License are cumulative and provide that the conditions are satisfied if any one of the three milestones is achieved. In other words, if Milestone #1 (raising $1 million or generating revenues in the amount of $1 million) is not met, the requirement can be met by achieving Milestone #2 by the second anniversary of the License Agreement (raising $5 million or generating $5 million in revenues) and if neither is met, then the requirements can be satisfied by achieving Milestone #3 by the end of the third year (raising $10 million or generating $10 million in revenues).  Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $15,000,000 estimated to be required.

The Company’s Management and its advisors lack meaningful experience in the marketing of the Licensed Software

In view of the fact that the marketing of the Company’s licensed software is a new business and there are no known comparable models in the market, the Company lacks the specific experience to implement its business plan.  While the Company will seek to obtain resources which will support its marketing activities, there is no assurance that this lack of experience will not negatively affect the Company’s implementation of its business plan and prospects for growth and ultimate success.

Dependence on our Management, without whose services Company business operations could cease.

At this time, our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us, although they have no present intent to leave. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our officers and directors devote limited time to the Company’s business and are engaged in other business activities

At this time, none of our officers and directors devotes their full-time attention to the Company’s business. Based upon the growth of the business, we would intend to employ additional management and staff. The limited time devoted to the Company’s business could adversely affect the Company’s business operations and prospects for the future. Without full-time devoted management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Concentrated control risks; shareholders could be unable to control or influence key corporate actions or effect changes in the Company’s board of directors or management.

Our current officers and directors currently own 27,880,045 shares of our common stock, representing approximately 81.07% of the voting control of the Company. Our current officers and directors therefore have the power to make all major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration and whether or not to authorize more stock for issuance or otherwise amend our charter or bylaws.

Lack of additional working capital may cause curtailment of any expansion plans while raising of capital through sale of equity securities would dilute existing shareholders’ percentage of ownership

Our available capital resources will not be adequate to fund our working capital requirements based upon our present level of operations for the 12-month period subsequent to June 30, 2011.  A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our inability to successfully achieve a critical mass of sales could adversely affect our financial condition

No assurance can be given that we will be able to successfully achieve a critical mass of sales in order to cover our operating expenses and achieve sustainable profitability. Without such critical mass of sales, the Company could be forced to cease operations.

Our success is substantially dependent on general economic conditions and business trends, particularly in the natural products, a downturn of which could adversely affect our operations

The success of our operations depends to a significant extent upon a number of factors relating to business spending. These factors include economic conditions, activity in the financial markets, general business conditions, personnel cost, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our customers and their continued willingness to work with us in the future. An overall decline in the demand for document formatting services could cause a reduction in our sales and the Company could face a situation where it never achieves a critical mass of sales and thereby be forced to cease operations.

Changes in generally accepted accounting principles could have an adverse effect on our business financial condition, cash flows, revenue and results of operations

We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with three full-time employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

We incur costs associated with SEC reporting compliance.

The Company made the decision to become an SEC “reporting company” in order to comply with applicable laws and regulations. We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year. On balance, the Company determined that the incurrence of such costs and expenses was preferable to the Company being in a position where it had very limited access to additional capital funding.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which, as of March 31, 2011, 34,391,506 shares of common stock were issued and outstanding. We are also authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value, none of which are issued and outstanding.  These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below prior investment valuations, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the value of our common stock.

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by the Company may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. While we believe that our internal controls are adequate for our current level of operations, we believe that we may need to employ accounting additional staff as our operations ramp up. We do not have a dedicated full time Chief Financial Officer, which we intend to employ within the next twelve months. Additionally, our board of directors has not designated an Audit Committee and we do not presently have any outside directors.  We intend to attract outside directors once the Company commences full operations, and to designate an Audit Committee from such outside directors. There is no guarantee that such projected actions will be adequate or successful or that such improvements will be carried out on a timely basis. If, in the future, we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

We do not intend to pay cash dividends in the foreseeable future

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

There is currently no market for our securities and there can be no assurance that any market will ever develop or that our common stock will be listed for trading.

There has not been any established trading market for our common stock and there is currently no market for our securities. Even if we are ultimately approved for trading on the OTC Bulletin Board (“OTCBB”), there can be no assurance as the prices at which our common stock will trade if a trading market develops, of which there can be no assurance.  Until our common stock is fully distributed and an orderly market develops, (if ever) in our common stock, the price at which it may ultimately trade is likely to fluctuate significantly and may not reflect the actual value of the stock.

Our common stock is subject to the Penny Stock Regulations

Once it commences trading (if ever) our common stock will likely be subject to the SEC's “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock currently has no “market price” and when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the `penny stock` rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and may in the future be subject to price volatility unrelated to our operations

Our common stock has no market price and, if and when a market price is established, could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock (if and when a market price is established) and could impair our ability to raise capital through the sale of our equity securities.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics.  We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so.  It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

The market for demand aggregation solutions is at an early stage of development. If this market does not develop or develops more slowly than we expect, our revenues may decline or fail to grow and we may incur operating losses.

We derive, and expect to continue to derive, substantially all of our revenues from providing demand aggregation solutions to suppliers and buyers. The market for demand aggregation   solutions is in an early stage of development, and it is uncertain whether these solutions will achieve and sustain high levels of demand and market acceptance. Our success will depend on the willingness of suppliers to accept our demand aggregation solutions as an alternative to traditional methods of purchasing.

Some suppliers and buyers may be reluctant or unwilling to use our demand aggregation solutions for a number of reasons, including existing investments in supply chain management technology. Supply chain management functions traditionally have been performed using purchased or licensed hardware and software implemented by each supplier. Because this traditional approach often requires significant initial investments to purchase the necessary technology and to establish systems that comply with retailers’ unique requirements, suppliers may be unwilling to abandon their current solutions for our demand aggregation solutions.

Other factors that may limit market acceptance of our demand aggregation solutions include:

•	our ability to maintain high levels of customer satisfaction;

•	our ability to maintain continuity of service for all users of our platform;

•	The price, performance and availability of competing solutions; and

•	our ability to assuage suppliers’ confidentiality concerns about information stored outside of their controlled computing environments.

 If suppliers and buyers do not perceive the benefits of our demand aggregation   solutions, or if suppliers or buyers are unwilling to accept our platform as an alternative to the traditional approach, the market for our solutions might not continue to develop or might develop more slowly than we expect, either of which would significantly adversely affect our revenues and growth prospects.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The industry in which we compete is characterized by rapid technological change, frequent introductions of new products and evolving industry standards. Our ability to attract new customers and increase revenues from customers will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments. The success of any enhancement or new solution depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or solution. Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenues. Any delay or failure in the introduction of new or enhanced solutions could adversely affect our business, results of operations and financial condition.

We may experience service failures or interruptions due to defects in the hardware, software, infrastructure, third party components or processes that comprise our existing or new solutions, any of which could adversely affect our business.

Technology solutions as complex as ours may contain undetected defects in the hardware, software, infrastructure, third party components or processes that are part of the solutions we provide. If these defects lead to service failures after introduction of a solution or an upgrade to the solution, we could experience delays or lost revenues during the period required to correct the cause of the defects. We cannot be certain that defects will not be found in new solutions or upgraded solutions, resulting in loss of, or delay in, market acceptance, which could have an adverse effect on our business, results of operations and financial condition.  Because customers use our demand aggregation   solutions for critical business processes, any defect in our solutions, any disruption to our solutions or any error in execution could cause recurring revenue customers to cancel their contracts with us, prevent potential customers from joining our network and harm our reputation. Although most of our contracts with our customers limit our liability to our customers for these defects, disruptions or errors, we nonetheless could be subject to litigation for actual or alleged losses to our customers’ businesses, which may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages. We do not currently maintain any warranty reserves. Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention and could cause our business to suffer.

Interruptions or delays from third-party data centers could impair the delivery of our solutions and our business could suffer.

We use third-party data centers to conduct our operations. All of our solutions reside on hardware that we own or lease and operate that may be located in third-party locations. Our operations depend on the protection of the equipment and information we store in these third-party centers against damage or service interruptions that may be caused by fire, flood, severe storm, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, war, criminal act, military action, terrorist attack and other similar events beyond our control. A prolonged service disruption affecting our solutions for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose recurring revenue customers or otherwise adversely affect our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data centers we use.

Our demand aggregation   solutions are accessed by a large number of customers at the same time. As we continue to expand the number of our customers and solutions available to our customers, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of our third-party data centers to meet our capacity requirements could result in interruptions or delays in our solutions or impede our ability to scale our operations. In the event that our data center arrangements are terminated, or there is a lapse of service or damage to such facilities, we could experience interruptions in our solutions as well as delays and additional expense in arranging new facilities and services.

A failure to protect the integrity and security of our customers’ information could expose us to litigation, materially damage our reputation and harm our business, and the costs of preventing such a failure could adversely affect our results of operations.

Our business will involve the collection and use of confidential information of our customers and their trading partners. We cannot assure you that our efforts to protect this confidential information will be successful. If any compromise of this information security were to occur, we could be subject to legal claims and government action, experience an adverse effect on our reputation and need to incur significant additional costs to protect against similar information security breaches in the future, each of which could adversely affect our financial condition, results of operations and growth prospects. In addition, because of the critical nature of data security, any perceived breach of our security measures could cause existing or potential customers not to use our solutions and could harm our reputation.  At this time, we do not have any customers for our principal business activities.

Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

 As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our demand aggregation   business model. For example, we believe that increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for solutions accessed via the Internet and restricting our ability to store, process and share data with our clients via the Internet. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

We believe that proprietary technology is essential to establishing and maintaining our leadership position. We seek to protect our intellectual property through trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements, trademarks, domain names and other measures, some of which afford only limited protection. We do not have any patents, patent applications or registered copyrights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar or superior technology or design around our intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to enforce in some countries, which could make it easier for competitors to capture market share. Our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

  An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business might be harmed.

The Internet demand aggregation , supply chain management and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we seek to extend our solutions, we could be constrained by the intellectual property rights of others.

We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into royalty or licensing agreements. If our solutions violate any third-party proprietary rights, we could be required to withdraw those solutions from the market, re-develop those solutions or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our solutions from the market might harm our business, financial condition and operating results.

ITEM 4.  USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

ITEM 5.  DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our last private placement which was completed on July 2, 2010 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with or shortly after the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock, if and when it does trade, will trade at prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

ITEM 6.  DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.   Accordingly, there will be no dilution to our existing shareholders.

ITEM 7.  SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering
Aland, Robert	10,000	10,000	0	*
Aland, Ronald	10,000	10,000	0	*
Baker, Angus	100	100	0	*
Camp, James	300	300	0	*
Carreker, III, John	100	100	0	*
Carrington, Richard	100	100	0	*
Cosgriff, Carolyn	300	300	0	*
Daniel, Glenn	300	300	0	*
Dorsey, Timothy	300	300	0	*

Evans, Carole	300	300	0	*
Fischer, Quinn	300	300	0	*
Fleisher, Ethel	10,000	10,000	0	*
Fragle, Ronald	300	300	0	*
Giambalvo, Jerome	300	300	0	*
Green, Montgomery	300	300	0	*
Gundy, Richard	100	100	0	*
Harberg, Joseph	100	100	0	*
Harkness, Glenda	100	100	0	*
Hartline, Gregg	300	300	0	*
Hogue, IV, Henley Custis	300	300	0	*
Holoman, Richard	300	300	0	*
Johnson, David	2,500	2,500	0	*
Johnson, Lyn	2,500	2,500	0	*
Kelly, Chad	45,000	45,000	0	*
Kelly, Dominic	5,000	5,000	0	*
Kelly, Jessica	45,000	45,000	0	*
Kelly, Nina	10,000	10,000	0	*
Kelly, Wyatt	5,000	5,000	0	*
Kennedy, Jr., William	100	100	0	*
Leon, Larry	100	100	0	*
Mailman, Josh	100	100	0	*
McElhiney, Steven	100	100	0	*
Meyers, Dawn	300	300	0	*
Meyers, III, Gerald	300	300	0	*
Miesch, Michael	100	100	0	*
Morr, Lauren	50,000	50,000	0	*
Morrogh, Richard	100	100	0	*
Pope, Patrick	300	300	0	*
Roberts, Richard	100	100	0	*
Rogers, Richard	100	100	0	*
Scnittiker, Reed	300	300	0	*
Shearer, Robert	250	250	0	*
Shirah, Al	300	300	0	*
Shirah, Andrew	300	300	0	*

Shirah, Nancy	300	300	0	*
Shirah, Philip	300	300	0	*
Shirah, Tova	300	300	0	*
Shirah, Victoria	300	300	0	*
Silverman, Norman	100	100	0	*
Sleeman, Donald	300	300	0	*
Smith, Pelham	100	100	0	*
Spalsbury, Erin	50,000	50,000	0	*
Steudtner, Richard Todd	300	300	0	*
Toranto, Richard	200	200	0	*
Wall, Tim	300	300	0	*
Watkins, James	300	300	0	*
Wolfe, Margaret	300	300	0	*
Woods, Phil	100	100	0	*
Total	0	255,250	0	*
 *  Less than 1%

(1)
All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of March 31, 2011, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

ITEM 8.  PLAN OF DISTRIBUTION

This offering is not being underwritten. The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price of $2.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or on any stock exchange whereupon, the selling stockholders directly, through agents designated by them from time to time or through brokers or dealers also to be designated, may sell their shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchange or otherwise. The selling price of the shares may then be at market prices prevailing at the time of sale (if, in fact, there is any established market price), at prices related to any such prevailing market prices (if there is any market) or at negotiated prices after the shares are quoted on the OTC Bulletin Board. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any such agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We will not receive any proceeds from sales of shares by the selling stockholders. However, if any of the selling stockholders decide to exercise or convert their convertible security, we will receive the net proceeds of the exercise or conversion of such security held by the selling stockholders. We intend to use any proceeds we receive from the exercise or conversion of convertible securities for working capital and other general corporate purposes. We cannot assure you that any of the Convertible Securities ever be exercised or converted.

We will pay all expenses of registration incurred in connection with this offering (estimated to be $13,500), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board.  As of March 31, 2011, there were 34,391,506 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock.  All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	Restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in control without further action by the stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of March 31, 2011, there were 61 holders of record of our common stock and there were 34,391,506 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.  Please see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for information related to the holdings of certain beneficial owners and management of the Company.

The Securities Enforcement and Penny Stock Reform Act of 1990

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

 In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

ITEM 10.  INTEREST OF NAMED EXPERT AND COUNSEL

The validity of the shares of common stock offered hereby has been passed upon for us by Ruskin Moscou Faltischek, P.C.  Ruskin Moscou Faltischek, P.C. is not receiving any contingent interest, fee or shares in the Company.

The financial statements of Accelerated Acquisitions V, Inc. as provided herein, have been audited by an independent public accountant firm approved by the Public Company Accounting Oversight Board. The audit firm that has provided the audited financials is Paritz & Co., P.A., 15 Warren St., Hackensack NJ 07601.  Said firm has been paid the sum of $8,420 for the work performed to date.  Paritz & Co., P.A. is not receiving any contingent interest, fee or shares in the Company.

The Company has identified VStock Transfer, LLC as the Company’s stock transfer agent.  Their address is 150 West 46th Street, New York, New York  10036. Their phone number is (212) 828-8436.

ITEM 11.  INFORMATION WITH RESPECT TO THE REGISTRANT

Accelerated Acquisitions V is an early or development stage company which has licensed its entire technology platform from Demand Pooling Global Services, LLC (“DPGS” or “Licensor”). The fully functional web-based platform automates the business process for facilitating cooperative buying (“demand aggregation”) of capital assets and a limited number of commodities (motor fuel and water treatment chemicals) primarily among state and local governments   (“SLGs”) in order to obtain volume-discount pricing for products that are not typically the subject of meaningful price discounting in the volumes typically purchased by individual entities. The Company expects to remain substantially dependent upon additional platform development by the Licensor, although the Company may seek platform enhancements from other sources or may enhance its application internally.  The Company does not currently have experience in developing its own software and can provide no assurance that it will achieve this capability internally or that it will be able to obtain qualified resources for this purpose.

To the best of the Company’s knowledge, Licensor has never been, is not currently and has no plans in the future to engage in the demand aggregation pooling business.  DPGS is strictly a software development company which developed the electronic application or platform which is licensed to the Company. Further, the Company believes that Licensor has no intent to engage in a business similar to the Company in the United States (which the Company believes would be in violation of the terms of the License). The Company believes that Licensor has not generated any revenues to date.

The Company’s initial target market is the U.S. domestic market, consisting of state and local governments, quasi-government agencies, school and hospital districts, transit agencies, airports and universities.  To date, the Company has not generated revenues from demand aggregation pools.  Beta-testing is complete and the Company has launched its first cooperative purchase pool from which it expects to produce revenues.  During the next 12 months, the Company intends to schedule purchase pools for buyer participation and supplier bidding for selected commodities (e.g., motor fuel and water treatment chemicals) and a variety of manufactured products which have not typically been the subject of cooperative purchases.  Management believes that cooperative purchasing will improve pricing for the participating buyers by enabling multiple prospective purchasers (largely comprised of SLGs that have similar purchasing needs) to join together and leverage their collective buying power through participation in purchasing pools, conducted by the Company on a scheduled basis, in a given “time window” which the Company controls.  Once buyers have joined the purchasing pools, uploaded or created their IFBs using the Company’s web-based electronic platform, the Company will then invite manufacturers/distributors/vendors/suppliers of the specific products to submit electronic bids in a competitive sealed-bid process that electronically emulates the traditional procurement processes most SLGs employ for the purchase of such products.  Prospective buyers then have the opportunity to evaluate and accept or reject the supplier-submitted bids, the pricing for which is expected to take into account the total pool volume.

The Company does establish certain rules for each pool.  These rules relate primarily to the timing of the pool – when it is opened to buyer participation, when buyer participation ends and supplier bidding commences and the time deadline when the suppliers must submit bids.  Typically, the latter occurs at 1:59:59 PM Central time after which time, suppliers can no longer submit bids.  One second later (timed according to the U.S. Atomic Clock), access reverts to the buyers for capturing their respective bids from the supplier.  No timing is imposed upon the suppliers for evaluating their bids and making a determination of whether to award or reject the bids.  Some may award immediately and some may take several months to make a determination, but each buyer evaluates its own bids and accepts or rejects them as they have in the past.

The Company provides no examples of IFBs, purchase agreements or other documentation since every state or local government must reserve the right to employ its own documents which are uploaded onto the Company’s platform.  Suppliers must download and acknowledge receipt of those documents before they are allowed to progress to pricing.

The Company imposes no geographic constraints or limitations and the only bidding process that is addressed by the platform is the traditional ‘competitive sealed bid’ process which state and local governments either require or with which they are most familiar.

The Company does not plan to offer opportunities for a reverse auction mechanism or for Dutch auctions, or otherwise.

The Company does not conduct an auction process but rather a very different and distinct process referred to as a “competitive sealed bid” process.  Under the competitive sealed bid process, buyers seek pricing from suppliers that are submitted in sealed envelopes, or in our case electronically, and opened mechanically or electronically at Bid Opening.  There is no chance, as would be the case for an auction, to submit an improved bid.  The sealed pricing is the best and final bid and no other pricing can be considered.

The Company does not trade commodities, a process, which as previously explained, is very different from the Company’s process of providing a platform where state and local governments can post their IFB’s seeking bid pricing for their purchases.  In fact, the Company, does not buy, sell, inventory or trade any product.

SLG’s do not hire us, contract with us or pay us a fee.  They simply use our platform to post their requirements through an IFB pursuant to the traditional sealed bid process and we have not been able to identify any entity which is unable to employ our platform.

The Company’s application platform is fully functional in its current state and it is currently conducting its first non-beta pooled purchase of products for state and local governments.  The process for operating its aggregation platform involves posting the opening of a pooled purchase of a specific product on its website and allowing buyers to join the pool for 30-45 days.  At the end of this period, the pool automatically closes for buyer access and opens to supplier access for capturing all posted IFBs, evaluating the IFBs, formulating and submitting their bids.  The period for supplier bidding is also typically 30-45 days and requires that all bids must be submitted prior to the end of this period, at which time suppliers no longer are permitted access and access returns to the buyers for capturing and evaluating their bids and awarding contracts. If a supplier is selected as the winning bidder, it enters into a contract negotiation period with the buyer and this is conducted independent of the Company’s platform.  If a contract is completed, the suppliers are responsible for paying the Company’s platform use fee.  The suppliers of the product pay the fees charged by the Company.  The subject product is motor fuel and the next product pools will be for water treatment chemicals and police and other vehicles.  The Company is currently ascertaining the optimal timing for the launch of pooled purchases for these products. The Company launched its first non-beta pool in October 2010, which was followed by a Winter Motor Fuel Pool the last week in December 2010 and recently launched its Spring Motor Fuel Pool.  The Fall Motor Fuel Pool was cancelled due to the withdrawal of a buyer with substantial fuel requirements, because it could not accept bids solely in an electronic format.  Modifications to the Company’s platform now require bids in an electronic format, but allow for the buyer to designate that it must also receive written copy of the bid.  No assurance can be given that one or more awards will be made or revenues will be generated from the award of contracts by buyers.

If all buyers receive bids, there is no assurance that the bids will be accepted by the individual buyers.  If bids are evaluated by buyer and awards made by the buyers, there is no assurance as to how long it may take the buyers to reach contract agreement with the awarded supplier(s).  It is only in the event that contract awards are made to suppliers by the buyers that the Company is entitled to receive compensation from the awarded suppliers.

The Company does not buy, sell, broker or inventory any product and no buyer or seller that elects to use the Company’s platform cedes any discretion or control to the Company.  The Company remains neutral throughout the process and offers no recommendations or advice and makes no selections or decisions on behalf of either buyers or sellers.  The Company simply operates and markets the electronic platform under license from Licensor.

The Company offers no financial consulting or hedge advice and does not have the necessary skills to do so.  However, we may from time-to-time, call upon an independent consultant to keep the Company abreast of current market trends and expertise that may be available in the market and the independent consultant, which is unrelated to the Company, has its own consulting practice and customers.  The Company derives no recompense or financial benefit from the independent consultant and its employee(s) are neither employees of, nor receive compensation from, the Company.

Revenue Model/Cash Conversion Cycle . DEPO’s primary fee income is expected to derive from its orchestration of the cooperative buying pools for a variety of products that are typically and repetitively purchased by SLGs and is generally based upon a percentage of the value of the products purchased.  DEPO’s fees, which range between 1.5% and 2.0% of the gross value of the pooled purchases, are paid by the winning supplier(s).  For a limited number of products (e.g., motor fuel), fees are calculated upon a per unit/quantity (e.g., per contracted gallon) basis.

The Company intends to apply its technology to pools for a variety of products, depending upon purchasing cycles for target market buyers.  The Company’s ability to execute these product purchase pools will depend upon the development by the Licensor or other sources, if available, of new product modules for the Company’s software application that expand the scope beyond the initial 3 product categories of fuel, water treatment chemicals and police/other vehicles. Pools for each category of product will be conducted multiple times on an annual basis.

The Company believes that re-launching the pools for the purchase of motor fuel can be accomplished by the Company at no or nominal additional cost for each successive pool and the Company intends to launch a minimum of three motor fuel pools each year.  Launching water treatment chemical pools and police and other vehicle pools with the software licensed from the Licensor is also currently possible and the Company is in the process of investigating the appropriate timing for launching these pools and the number of times within a year that each should be run.  The Company believes that the cost of launching each of these product pools is nominal, since the Licensor fully developed the software for these three product categories, and the three categories of products are part of the License.

Typically, pools for various products will be scheduled and operated 1-4 times per year for each product.    If the Company is able to raise external financing in the amount of approximately $6,350,000, management expects to have the capability to operate 3-5 pools simultaneously within 6 months thereafter, and up to 5-8 simultaneous pools within the following 12 months.  The timing for each category of product pools will be based upon known budget cycles for the buyers of those products and upon surveys of buyers (as to the timing of their needs) and suppliers (regarding the  production cycle for certain manufactured products).

Management schedules pools to be open for approximately 30 days for buyer participation including the posting or building of their IFBs within the DEPO platform.  At the end of this period, the pool access will be flipped to suppliers for approximately 30 days, during which time suppliers are invited to capture all requirements of the pool participants (buyers’ bid requests).  At the end of this second 30-day period, precisely at a specified time established by the Company and governed by the U.S. Atomic Clock, for accuracy, bids are due from suppliers.  Immediately, thereafter, access to suppliers is terminated and buyer access commences for capturing all bids.  State and local government buyers vary in the timing of how long they require for evaluating and awarding contracts from immediately (solely based upon lowest responsive bid), to as long as 30-75 days.  Twenty-five percent of DEPO’s Platform Use Fee is due within 30 days of reaching contract agreement with the supplier(s) and the balance (remaining 75%) due when the products are delivered to the SLGs.

Certain products are characterized by short pay cycles.  For example, in the fuel supply chain, bulk fuel is sold by refiners to jobbers and by jobbers to end-user buyers.  Jobbers must pay for fuel, which they purchase for resale, within 10 days and therefore, generally require that the end-user buyers pay within 10 days.  Fuel is often delivered as frequently as twice weekly to transit agencies, for example, but perhaps weekly or bi-weekly to cities. There are numerous instances where fuel is delivered more frequently, as well as less frequently, such as monthly.

Other products such as configurable vehicles (e.g., police cars) may have delivery schedules of several weeks to several months and both the final delivery by the suppliers and product acceptance by the end-user buyers, governs the payment cycle for those products.

Launching pools for products other than motor fuel, water treatment chemicals, police, pursuit and other vehicles will depend upon the Company’s ability to generate funds from fund-raising activities or from the operation of prior pooled transactions.  The cost of researching, adding staffing, evaluating purchase patterns of the Company’s target market buyers, the specifications generally employed for those products, identifying the suppliers of those products, pricing mechanisms, delivery terms and conditions, distribution channels and completing catalogs that incorporate the parameters for those products is estimated to be approximately $50,000-$100,000 for each of those products and without additional funding or the generation of revenues from the operation of pools for the initial 3 products (or the combination of the two), there is no assurance that the Company will have sufficient resources to fund these costs.  The actual development of the additional software that would enable the Company to launch pools for the purchase of products other than the 3 product categories identified above, is substantially the responsibility of the Licensor and becomes part of the exclusive North American license as well as the non-exclusive license outside of North America.  The Company (Licensee) retains the right to outsource to other software development firms other components of the Company’s offering, if it chooses to expand the scope of its offering. If the Company chooses to outsource future development to firms other than the Licensor, the Company will do so on a “work for hire” basis so that the additional developed technology would belong to the Company.  However, there is no assurance that the additional development, if outsourced to a third party, can be achieved on a “work for hire” basis.  The Licensor retains the right to offer the demand aggregation platform, as it is currently developed and as enhanced by additional development, to other prospective licensees outside of North America.

THE SLG PROBLEM AND SOLUTION

Given current economic conditions, SLGs are today faced with greater pressures to reduce budgets and expenditures, than has been the case in the recent past.  They have only limited tools for addressing economic shortfalls— (i) raising taxes, (ii) curtailing services or (iii) cutting staffing. The use of the Company’s demand aggregation platform can be of significant benefit in achieving procurement savings, particularly for capital assets and other large purchases that represent large components of many SLG budgets.

THE MARKET / SUSTAINABILITY / COMPETITION

Market. The Company’s target market primarily includes states, counties, provinces, parishes, cities, school and hospital districts, higher education, airports, transit agencies and associations of governments nationwide. SLG purchases of goods and services represent a significant portion of the Gross Domestic Product.  Product categories include, among others, mass transit rail cars and buses, police cars, airport and building security equipment, school buses, fire trucks, garbage trucks, lighting, traffic signaling and other capital assets as well as for commodities such as motor fuels, and water and waste water treatment chemicals. These types of products are purchased repetitively , largely irrespective of economic conditions , since they are considered essential for the efficient operation of government . The type of products for which pooled purchases are to be scheduled may change numerous times in the course of a 12-month period and it is the intention of the Company to be as responsive to buyers’ needs as possible.  For example, if a significant hurricane were to hit the Southeastern U.S., it is likely that state and local governments would ask for us to consider running pools for the purchase of back-up power generators to ensure that critical operations such as “911 Service” remains fully operational.  We, therefore, will adjust the timing of when pools will open to the needs of the buyers to the extent we have the financial flexibility to do so.  In order to achieve the financial flexibility, the Company will use its best efforts to raise additional funding and to be successful in the operation of its initial 3 product category pools (motor fuel, water treatment chemicals and police and other non-pursuit automobiles).  In the long term, the Company hopes to be responsive to requests from SLG buyers for almost any products or services where meaningful potential savings can reasonably be achieved through cooperative buying.

Competition.   There are no known competitors offering true demand aggregation services on the broad and flexible basis which the Company offers.  A variety of companies provide services to SLGs for permitting, licensing, RFP posting and surplus equipment auctions.  Other companies and associations offer cooperative buying opportunities, including “ piggyback contracting ” to SLGs, primarily for lower priced items such as office supplies, consumables and small equipment.  At least one other entity, the Houston-Galveston Area Council, through its HGACBuy affiliate, provides cooperative buying opportunities for high-priced capex products, but it does so by employing the “piggyback contracting” approach. The Company is currently exploring opportunities for sublicensing its platform to third parties as a means for more rapidly addressing market segments not currently addressed by the Company.  Any such sublicensing agreement would incorporate provisions for royalty payments to the Company.

Piggyback Contracting.   Most SLGs have experienced and are familiar with the benefits of cooperative buying through permissive “ piggyback ” contracting.  Under this approach, a governmental entity (typically larger ones) will enter into a contract for the purchase of a product and then allow other SLGs to purchase off of this pre-negotiated contract. The approach generally produces better pricing for the smaller piggybacking SLGs than they would obtain by purchasing on their own with their particular volumes or quantities.  However, as a downside, the piggybacking SLGs normally are only offered the opportunity to purchase the product, configured as it was pre-negotiated by the contracting entity, and at the price that was agreed upon by the contracting entity, and are not allowed to configure the product according to their own desired product specifications.  Since the additional volume each new purchaser adds to the piggyback contract is unknown to the contracting supplier, that additional volume is, therefore, not taken into consideration in pricing.  The piggybacking participants generally are unable to specify their own unique product configurations, whether fire trucks, police cars or other configurable products.

E-Procurement Reverse Auctions.   One other company, Louisville, KY based eBridge, offers SLGs the opportunity to generate savings through reverse auction mechanisms.  Under the reverse auction approach, suppliers bid down the price in a transparent bidding process that culminates with an award to the lowest bidder. While reverse auctions are a viable tool in the SLG space, they have met with mixed success since participating suppliers tend to quickly lose their incentive to participate in subsequent reverse auctions.  EBridge does not offer aggregation as part of their business models, but rather they address the purchase needs of single SLG entities .

Platform Distinguishing Features.   The Company’s platform represents true demand aggregation , whereas piggyback purchasing does not.  Under the Company’s approach, each buyer’s incremental volume is expected to improve the volume-discount pricing for all participants and pricing is based upon pool volume for nationwide buyer participation. Furthermore, the Company’s approach is based upon the premise that each individual buyer is either insistent upon or highly desirous of being able to maintain its own product specifications within the cooperative buying pools. Under the piggyback contracting approach, incremental volume is typically not considered in the bid pricing provided by the suppliers since pricing (and product configurations) are pre-negotiated by the original contracting buyer and additional buyers are offered the opportunity to purchase off this pre-negotiated contract. Reverse auctions are typically conducted on behalf of a single buyer, rather than multiple buyers, and therefore, are not expected to benefit from volume-discount pricing.

Most SLGs are familiar with the complexities and difficulties of organizing cooperative purchases, even at the local level. The Company’s platform removes these difficulties and streamlines the approach for SLGs, whether on a local, regional or national level.

PLANNED AGGREGATION POOLS

Management has preliminarily identified approximately 40 products which its target market buyers typically and repetitively buy and the Company intends to be responsive to buyers’ requests for order of priorities in addressing these products, the “target products.”  However, purchasing patterns of its target market buyers may change from time to time and Management expects, to adjust it’s scheduling to accommodate the changing purchasing patterns.

While the Company has designed its platform to be flexible in this respect, there is no assurance that the Company will have the financial capability to adjust as quickly or as often as may be prudent for this purpose.

SYSTEM TECHNOLOGY

Datacenter

The Company currently outsources its data center function to Databank LLC and intends to continue doing so, on an oral month-to-month lease arrangement basis.  Maintenance of the facilities, operation and management of the data center is the responsibility of Databank, the owner of the data center.   This approach enables the Company to benefit from a state-of-the art infrastructure facility, while not having to commit significant resources, capital or human, to the build-out and ownership and maintenance of the infrastructure.   While the current lease provides excess capacity, the ability to expand capacity and scalability requirements (space, power, networking and redundancy capability) is virtually without limitation in the Databank facilities.   Monthly lease payments to Databank are $800 for all subscribed data center infrastructure (other than servers), network and other services discussed herein and required for the Company’s services anticipated for the next 12 months’ level of operation.  As additional capacity is required, it is anticipated that the Company will acquire and own servers which it will place in the facilities leased from Databank.  Some, but not all of the excess physical capacity leased from Databank, will be absorbed by the addition of Company-owned servers, if needed.  Databank monthly lease charges will increase, but it is not yet possible to identify what additional facilities, power, networking and redundancy capability will be required from Databank until the Company makes a determination of the number and type of additional servers it may require, if any.  The Company expects to fund the cost of additional servers from net revenues it expects to generate from current and future product purchase pools and from additional financing which it anticipates may be necessary.  The Company confirms that the foregoing description of the Databank oral agreement accurately reflects such agreement.

Network

For the Company’s Internet backbone (which are owned by and leased from Databank), the network architecture relies upon Databank’s routers to provide a Highly Redundant and Highly Available Multi-Homed Internet Aggregation Hub.  This coupled with Databank’s multiple 10 Gigabit IP trunks from multiple Tier 1 Internet service providers, results in the Company having a highly robust and scalable IP Hub, with connectivity being provided to Databank by multiple vendors. The network infrastructure is part of the Company’s month-to-month lease from Databank.

Application

The Company’s system application, licensed from the Licensor, utilizes an “n-tiered” architecture for reliability, scalability and redundancy.  The system is comprised of multiple applications which manage the functionality and business logic between databases, Web portal and back-office applications.  The core application is developed in Java, .Net 2.0 and utilizes various state-of-the- art tools for the Graphical User Interface.  This allows rapid development and deployment of future enhancements.

LEGAL PROCEEDINGS

None

DESCRIPTION OF PROPERTY

The Company maintains its designated office at 12720 Hillcrest Road, Suite 1045, Dallas, Texas 75230.  These offices, comprising 2,950 sq. ft., are leased by Demand Pooling Global Services, LLC from St. Paul Properties for a monthly rental of $3,900 which expires March 1, 2012.  The Company uses an undesignated portion of such space free of rent.  At some time in the future, Demand Pooling, LLC may begin charging rent to the Company for the portion of the space which it uses.  The Company’s telephone number is 972-388-1950.  The Company’s fax number is 973-388-1973.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the years ended December 31, 2010 and 2009, and the three months ended March 31, 2011 and 2010 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form 8-K.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Plan of Operation

From inception (April 29, 2008), Accelerated Acquisitions V, Inc. was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On April 29, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $4,000.00.  These shares were issued immediately following the incorporation of the Company and were “founder’s shares”.  There were no written or oral agreements between the parties relevant to the purchase of the founder’s shares and the purchaser became the sole shareholder of the Company (which at the time was a “shell” corporation.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On March 22, 2010 Richard K. Aland (“Purchaser”) agreed to acquire 23,907,138 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share and Donald Kelly agreed to acquire 4,218,907 shares of the common stock par value $0.0001 for a price of $0.0001 per share at the same time, Accelerated Venture Partners, LLC agreed to tender 1,979,760 of its 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  The entire transaction was consummated on April 2, 2010.

The transaction was the subject of an oral agreement between the parties which designated the applicable share amounts and share price and was one integrated transaction.  There was no specific consideration allocated to any of its elements; i.e. there was no specific consideration for the tender of shares apart from the overall consideration paid by Messrs. Aland and Kelly for their concurrent purchase of their interest in the Company.  By letter dated March 25, 2010, AVP tendered 1,979,760 shares of its stock to the Company for cancellation.  A copy of this letter is attached as Exhibit 10.3.

Messrs. Aland and Kelly subsequently made gifts of 136,000 and 110,000 shares, respectively, to an aggregate of nine donees.  All gifted shares were donated prior to April 2, 2010.  All gifts were to members of the respective donee’s family as a part of the donee’s ongoing estate planning.  The relationships are the following:  Robert and Ronald Aland are brothers of Richard Aland; Lauren Morr and Erin Spalsbury are daughters of Richard Aland.  Chad Kelly and Jessica Kelly are children of Don Kelly; Dominic and Wyatt Kelly are grandchildren of Don Kelly; Nina Kelly is the mother of Jessica and Chad Kelly is Don Kelly’s ex-wife).

Following these transactions, Mr. Aland  owned 76.75%% and Mr. Kelly owned 13.54% of the Company’s 31,146,285 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 9.69% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Messrs. Aland and Kelly were simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

Prior to the purchase of the shares, the Purchasers were not affiliated with the Company. However, the Purchasers will be deemed affiliates of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchasers was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

On April 15, 2010, the Company entered into a Licensing Agreement (“Licensing Agreement”) with Demand Pooling Global Services, LLC (“Licensor”) pursuant to which the Company was granted a, non-transferrable license for certain territories (an exclusive license for North America and a non-exclusive license for all markets outside of North America) for certain intellectual property developed by Licensor, principally comprising a business concept and related technology which has, as its core product, the aggregation of demand for high-ticket capital equipment and selected commodities to facilitate cooperative purchases of similar products by a significant number of large end-users (the “Technology”).  The Technology would also permit and facilitate pooled financing for such purchases in a manner which permits greater financial flexibility for the end-users.  Finally, the Technology permits and facilitates the disposal of older equipment and commodities by end-users in order to improve the cost recovery on disposal of surplus or dated equipment and commodities.  The License also provides for the use of a datacenter through a third-party provider.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the Technology and any improvements thereto—although the License includes the Company’s right to utilize such improvements.

The term of the License commences the date of execution of the Licensing Agreement (“Execution Date”) and continues for a term of twenty (20) years, ending on the twentieth anniversary of the Execution Date.  In addition to other requirements, the continuation of the license is conditioned on the Company generating net revenues in excess of expenses in the normal course of operations or the funding by the Company of a minimum of $10,000,000 for "qualifying research, development and commercialization expenses" in accordance with the following schedule:

(a)	a minimum of US$1,000,000 during the period commencing upon the Execution Date and ending on the first anniversary of the Execution Date; or

(b)	a minimum of US$4,000,000 during the period commencing upon the Execution Date and ending on the second anniversary of the Execution Date; or

(c)	a minimum of US$10,000,000 during the period commencing upon the Execution Date and ending on the third anniversary of the Execution Date

Under the foregoing formula, the Company is not required to make any specific expenditures if it reaches a point where revenues exceed expenses within the three-year period.  Also, the Company is not required to pay $10,000,000 (or any other amount in excess of the annual licensing fee) to the Licensor for any purposes—and is only required to show that it has made the expenditures for “qualifying research, development and commercialization” if revenues do not exceed expenses by the third anniversary of the agreement.  “Commercialization” essentially refers to marketing and sales.  If the Company does not meet the profitability test within the three-year period and the expenditures are, in fact, required, it is anticipated that a portion of the costs of development of the electronic platform, product configuration catalogs and the like will be paid to the Licensor for these purposes.  Notwithstanding, the Company retains the right to engage other contractors to develop components of the application and is not restricted to using the Licensor as its only source for additional development work.  All payments made to third party contractors for research, development and commercialization are included to satisfy the expenditure test.  It is anticipated that a significant portion of any expenditures by the Company will be utilized for the Company’s own preparation and market research for the implementation of new product pools beyond the original three product categories, and all such expenditures also serve to satisfy the expenditure test.

The ownership of the intellectual property necessary for development and modification of the electronic platform resides with the Licensor and becomes a part of the exclusive North American and non-exclusive worldwide (outside North America) License.

In order to implement and operate a pool, the Company does not currently need additional hardware or software beyond that which it has licensed from the Licensor and infrastructure that it leases on an oral month-to-month basis from Databank, LLC.  The server capacity is not currently stressed and one standby server provides redundancy for the platform application.  The Company does not anticipate a number of user accesses (“hits” to its system) that would be typical for consumer-oriented applications that might achieve accesses of hundreds of thousands or even millions of hits during a 24-hour period.  It is likely that the Company’s website would only achieve hundreds of hits or thousands of hits during a 24 hour period, which does not stress the capacity of the existing servers.  To double the capacity, the Company could convert its redundant server to an application server or add additional servers, as needed for new products.  The current cost of new servers, configured as believed to be necessary for the Company’s foreseeable needs, is approximately $4,000-$5,000 each and it is anticipated that new servers, if needed, will be purchased and owned by the Company or leased from the server manufacturers.

No authorizations are needed to launch, implement and operate pooled transactions.  The Company determines when pools are to be launched and how potential users are to be addressed.  Currently, its marketing approach is through a direct email campaign based upon contacts which the Company has identified.  Most of these contacts, which now number fewer than 10,000 out of the estimated 87,000 state and local government entities, have been obtained by the Company investigating state and local government websites (cities, counties, states, airports, transit agencies, school and hospital districts and higher education facilities) and trade organization websites.  The Company intends to continue and to expand its email notification activities and, if funding becomes available and/or net revenue generation is sufficient, to investigate the affordability of implementing advertising and public relations campaigns.

Typically, pools for various products will be scheduled and operated 1-4 times per year for each product.  If the Company is able to raise external financing in the amount of approximately $6,350,000, management expects to have the capability to operate 3-5 pools simultaneously within 6 months thereafter, and up to 5-8 simultaneous pools within the following 12 months.  The timing for each category of product pools will be based upon known budget cycles for the buyers of those products and upon surveys of buyers (as to the timing of their needs) and suppliers (regarding the production cycle for certain manufactured products).

The Licensing Agreement calls for royalties payable by the Company to the Licensor of ten percent (10%) of all gross revenues resulting from the use of the Technology by the Company and twenty-five percent (25%) of all royalties and fees received from third party sublicensees.

The license is terminated upon the occurrence of events of default specified in the License Agreement.

On April 29, 2010, the Company entered into a Consulting Services Agreement (“Consulting Services Agreement”) with AVP, a company controlled by Timothy J. Neher.  A copy of the Consulting Services Agreement is attached hereto as Exhibit 10.2.  The Consulting Services Agreement required that AVP provide the Company with certain advisory services that included reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the company to AVP to purchase 3,235,971 shares of the company’s Common Stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder, subject to a repurchase option (“Repurchase Option”) granted to the Company to repurchase the shares at a price of $0.0001 per share upon the occurrence of certain events of default as more fully detailed in the Consulting Services Agreement and (b) certain cash compensation based on the achievement of certain specific milestones.

On February 22, 2011, the Company received a letter from AVP giving notice of its termination of the Consulting Services Agreement (“Termination Letter”).  A copy of the Termination Letter is attached hereto as Exhibit 99.1.  The Company believes that AVP failed to perform agreed services under the Consulting Services Agreement.  Since AVP did not meet the milestones required in the Consulting Services Agreement, the Company does not believe that it is obligated to pay any amounts to AVP under the terms of the Consulting Services Agreement.  The Company exercised the Repurchase Option on May 23, 2011 with respect to the 3,235,971 shares of Company Common Stock which was issued to the Consultant under the Consulting Services Agreement at a price of $0.0001 per share and intends to do so.   The Company’s management believes that the termination of the Consulting Services Agreement will have no impact whatsoever on its plan of operation, principally because AVP was not actively involved in the Company’s operations prior to such termination.

On May 3, 2010, the Company filed a Form 8-K Report with the United States Securities and Exchange Commission which, among other things, included a change in the Company’s Shell Company Status as of April 15, 2010—the date the Company entered into the License.

On July 2, 2010, the Company completed an offering of our common shares under the provisions of the Delaware securities laws and under an exemption from the federal securities laws. We sold a total of 9,250 common shares at a price of $2.00 per share to a total of thirty-five investors. We raised a total of $18,500 in this offering.

Critical Accounting Estimates

With particular reference to the valuation of shares issued by the Company, we did not utilize any critical accounting estimates as to fair market value of such stock.  With respect to the shares sold to Messrs. Aland and Kelly, the Company was nothing more than a “virgin” shell company at the time of such sale without any business or assets to value.  As a result, the par value of the stock was the only reasonable valuation basis for such shares.  The same applied to the option granted to Accelerated Venture Partners which were agreed at the same time and as a part of the same transaction as the stock sale to Messrs. Aland and Kelly—the Company believed that par value was the only reasonable valuation basis.  The shares sold to investors in July 2010 were valued at the amount actually paid—$2.00 per share.

Going Concern

We were a shell company from April 29, 2008 until we filed our Form 8-K Report related to a change in shell company status on May 3, 2010 and adopted its plan to provide demand aggregation solutions to suppliers and buyers.  We have incurred net losses of approximately $96,748 since inception through March 31, 2011.  At March 31, 2011 we had approximately $13,548 in cash and approximately $64,504 in other assets and our total liabilities were approximately $152,300.  The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2010 contains an explanatory paragraph regarding our ability to continue as a going concern based upon recurring operating losses and our need to obtain additional financing to sustain operations.  Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate sufficient revenues from our operations to pay our operating expenses.  Management believes that the Company will need to raise approximately $6,350,000 in the 12 months commencing June 2011 and approximately $8,650,000 during the 2nd 12 months commencing June 2012 in order to market its demand aggregation solutions platform to suppliers and buyers, achieve the milestones and generate revenue to avoid the discontinuation of the License.

There are no assurances that we will continue as a going concern and the Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Accelerated Acquisitions V, Inc. was incorporated on April 29, 2008, and as such had no meaningful results of operations for the period ended December 31, 2009.

During the period from inception (April 29, 2008) to March 31, 2011, we had no revenues and recognized expenses of $86,700 which primarily comprised professional and legal fees and other costs related to the start-up and organization of our business and raising initial capital for the Company.

For the period from inception (April 29, 2008) through December 31, 2010, the Company had no activities that produced revenues from operations and had a net loss of $(96,748), due principally to legal, accounting, audit and other professional service fees incurred in relation to the formation of the Company and the filing of the Company’s Registration Statement on Form 10 filed in August 2008 and other SEC-related compliance matters.

Liquidity and Capital Resources

As of March 31, 2011, the Company had cash on hand of approximately $13,548 and had total current liabilities of $152,300.  Management believes that the Company will need to raise approximately $6,350,000 in the first 12 months commencing June 2011 and approximately $8,650,000 during the 2nd 12 months commencing June 2012 in order to market its demand aggregation solutions platform to suppliers and buyers, achieve the milestones and generate the revenue to avoid the discontinuation of the License.  In July 2010, we sold a total of 9,250 common shares at a price of $2.00 per share, which netted the Company a total of $18,500.

The Company’s net losses to date are primarily attributable to pre-launch salaries and costs of general business model implementation, coupled with the late launch of its first revenue-production pool which will not likely settle until the beginning of the second quarter of 2011.  The Company believes that these results will not be characteristic of the Company’s operating results once it launches additional pooled purchases.  With respect to the funding milestones detailed in the License, the Company is not required to fund the $10,000,000 (for "qualifying research, development and commercialization expenses") amount as long as it achieves gross profitability within the first three years of the Licensing Agreement. The Company’s future success is therefore very dependent upon its ability to achieve profitable operations and generate cash from operating activities. There is no assurance that the Company will be able to generate sufficient cash from operations or raise the required capital to achieve continued existence or fund its business model.  Should the Company be unable to obtain additional funding, its operations will be materially affected.  The Company’s application platform is fully functional in its current state and it is currently conducting its first non-beta pooled purchase of products for state and local governments.  The process for operating its aggregation platform involves posting the opening of a pooled purchase of a specific product on its website and allowing buyers to join the pool for 30-45 days.  At the end of this period, the pool automatically closes for buyer access and opens to supplier access for capturing all posted IFBs, evaluating the IFBs, formulating and submitting their bids.  The period for supplier bidding is also typically 30-45 days and requires that all bids must be submitted prior to the end of this period, at which time suppliers no longer are permitted access and access returns to the buyers for capturing and evaluating their bids and awarding contracts. If a supplier is selected as the winning bidder, it enters into a contract negotiation period with the buyer and this is conducted independent of the Company’s platform.  If a contract is completed, the suppliers are responsible for paying the Company’s platform use fee.  The suppliers of the product pay the fees charged by the Company.  The subject product is motor fuel and the next product pools will be for water treatment chemicals and police and other vehicles.  The Company is currently ascertaining the optimal timing for the launch of pooled purchases for these products. The Company launched its first non-beta pool October 2010, which was followed by a Winter Motor Fuel Pool in December 2010 and recently launched its Spring Motor Fuel Pool.  The Fall Motor Fuel Pool was cancelled due to the withdrawal of a buyer with substantial fuel requirements, because it could not accept bids solely in an electronic format.  Modifications to the Company’s platform now require bids in an electronic format, but allow for the buyer to designate that it must also receive written copy of the bid.  No assurance can be given that one or more awards will be made or revenues will be generated from the award of contracts by buyers.
The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding.

The Company will require significant additional financing in order to market its demand aggregation solutions platform to suppliers and buyers, achieve the milestones and generate revenue to avoid the discontinuation of the License, including the following estimated amounts for research, development and commercialization expenses related to the Technology. The Company therefore intends to raise an aggregate of $15 million in 2011 and 2012, the proceeds of which would be utilized as follows:

Management, Business Development and related expenses:

Management 2	$2,089,000

Business Development 3	$4,930,000

IT expenditures:
IT Development staff 1	$1,715,000

Software development and Hardware 1	$856,000

Other expenditures:
Advertising and Public Relations	$850,000

Rent and other payables	$403,000

License Agreement Payments 1	$325,000

Finance, legal, accounting and closing costs	$1,518,000

Increase in Working Capital	$2,314,000

Total Use of Proceeds	$15,000,000

(1)    Qualifying expenditures under license agreement.  Additional license payments are expected to be made from operating revenues.

(2)   Includes base compensation, benefits and expenses for director-level, and above, domestic and international employees over a two year time frame with the number of management team members (5) ramping up commensurate with the staff build-up. Of the total, 65% is for base compensation, 13% for benefits and taxes, and 22% for expenses.

 (3)   Compensation for an estimated domestic and international marketing staff ramping up to 35 full-time-equivalent (FTE) business development (marketing) employees over a two-year time frame.  Of the total, 80% is for base compensation (average salary, $60,000); with 20% for benefits and taxes.

The Company’s funding plans include selling additional capital stock and/or borrowing additional amounts to fund the aforementioned expenses. The Company’s future success is also very dependent upon its ability to achieve profitable operations and generate cash from operating activities. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. There is no assurance that the Company will be able to generate sufficient cash from operations or raise the required capital to achieve continued existence or fund its business plan.  Should the Company be unable to obtain additional funding, its operations will be materially affected.

As of the date of this prospectus, the Company does not have any commitments for any capital investment or off-balance sheet arrangements and similarly does not have any commitments to make specific capital expenditures.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following individuals currently serve as our executive officers and directors:
Name	Age	Positions	Period of Service
Richard Aland	66	Director, CEO, CFO, Treasurer	March 25, 2010-present
Donald Kelly	58	Director, COO, Secretary	March 25, 2010-present

 Richard K. Aland, Chairman and Chief Executive Officer:

Mr. Aland became CEO, Treasurer and a director of the Accelerated Acquisitions V, Inc. in March 2010.  Previously, Mr. Aland founded PurchasePooling.Com, Inc. and was employed by the company from March 2000 to December 2000 and founded Demand Pooling Global Services, LLC and was employed by the company from August 2005 to the present date.  He served as an investment banker for 30 years specializing in solving the financial needs of state and local government entities, including a variety of transit agency, airport, stadium, arena and convention center projects.  He has been a leader in the municipal finance industry in creating innovative financing techniques, complex leasing structures, and public/private partnerships.   Privatization Magazine referred to Mr. Aland as “…one of the four leading transportation finance specialists in the U.S.”

Previously, he served as Managing Director for Innovative Financial Services Inc. (“IFS”) (Nov. 1988-Apr. 1999) where he was responsible for new business development, adapting innovative and proprietary financing concepts and creative applications of traditional financing approaches. While at IFS he developed public/private partnerships and private sector approaches for the financing of large scale hotels, toll roads, stadiums, convention centers and other projects in Dallas, Denver, Kansas City, Houston, Tampa and others.  Prior to IFS, he served as Vice President and Manager of the Southwestern U.S. Public Finance Department for Salomon Brothers Inc.  (Feb. 1981-Jan. 1986) and as Vice President of Public Finance at Goldman, Sachs and Co. (Oct. 1977-Feb. 1981).  He also was Vice President of the investment banking firms, Kuhn, Loeb and Co. (Feb. 1975-Oct. 1977) and UBS-DB Corp. (Jan. 1970-Feb. 1975), a Union Bank of Switzerland-Deutsche Bank joint venture where his focus was on international corporate finance. Prior to this, Mr. Aland was in the International Department of Smith Barney as an institutional salesman in New York and London (Dec. 1968-Jan. 1970).

Mr. Aland earned an M.B.A. in finance from the University of Michigan in April 1966 and completed the coursework for a doctorate in finance and international business at Columbia University in April 1970. He also holds a B.B.A. in finance and accounting from the University of Michigan, which he attained in April 1965.

Don Kelly, President and Chief Operating Officer:

Mr. Kelly became COO, Secretary and a director of the Company in March 2010. Previously, he served as a Managing Partner of Technology Business Partner, a Dallas-based provider of IT services from Sep. 2006-Sep. 2009.  He served as President and CEO of Tryco Exploration, LLC, an oil and gas exploration company from Feb. 2000-Aug. 2006.  Prior to that, he served as Senior Vice President, Western Region and Member of the Executive Management Committee and Interim COO for RCG Information Technology, Inc., a subsidiary of Reliance Group Holding Corporation.

From Oct. 1994-Oct. 1995, Mr. Kelly was General Manager of SCT, Inc., an Oracle-based application software company.  He founded Ultimate Software Company of Texas, where he was the CEO and General Partner, from Aug. 1993-Sep. 1994 for the Texas sales and distribution company, which was later successfully taken Public (ULTI) in 1998.  In Oct. 1988, he joined Cap Gemini America, where, until his departure in Sep. 1993, he served on the Operating Board for the US and a General Manager of the worldwide group.  Cap Gemini, is a multi-billion dollar management consulting and business information consulting firm.

Mr. Kelly began his career as a Manager of the New York Energy/Retail District for G.E. Information Services, Co., from Nov. 1978-Nov. 1983 and later, served as Director of the Communications Industry Division of G.E. Consulting Services Corporation (June 1985-Oct 1988).  From Nov. 1983-June 1985, he was Manager, National Marketing for Burroughs Corporation.

Mr. Kelly is heavily involved with various Charities, specifically, Special Care and Career Services of Dallas and Angel Flight where he holds seats on the Board of Governors.  He has focused his energies on the care and improvement of the quality of life for those in need.

Messrs. Aland and Kelly each contribute in excess of 40 hours per week to the Company’s business.  At this time, no executives of the Company have entered into any employment agreements with the Company, written or oral.

There are no family relationships between our officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

The board of directors has no nominating, auditing or compensation committees.

At the date of this prospectus, the Company is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters other than Messrs. Aland and Kelly.

Identification of Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Directors Compensation

Directors are not entitled to receive compensation, either directly or indirectly, for services rendered to the Company, or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director. The Company has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors.

Corporate Code of Conduct and Ethics

As of the present date, the Company has not adopted a Code of Conduct and Ethics, but plans to do so in the future.

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended December 31, 2010 and 2009, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended December 31, 2010 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as our executive officer as of the end of our last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Richard Aland	2010	$-	-	$-	$-	-	-	$-	$-
(Director, CEO, CFO, Treasurer)	2009	-	-	-	-	-	-	-	-

Donald Kelly	2010	$-	-	$-	$-	-	-	$-	$-
(Director, COO, Secretary)	2009	-	-	-	-	-	-	-	-

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of March 31, 2011 and March 31, 2010:

None

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  None of our directors received any compensation for their services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 2011, by: (I) each current director; each nominee for director, and executive officer of the Company; (ii) all directors and executive officers as a group; and (iii) each shareholder who owns more than five percent of the outstanding shares of the Company's Common Stock. Except as otherwise indicated, the Company believes each of the persons listed below possesses sole voting and investment power with respect to the shares indicated.

Name and Address	Number of Shares	Percentage Owned

Owners of more than five percent (5%) of outstanding shares:

Accelerated Venture Partners, LLC (3)
1840 Gateway Drive, Suite 200
Foster City CA, 94404	6,256,211	18.19%

Officers and Directors :

Richard Aland
12720 Hillcrest Road, Suite 1045
Dallas, Texas 75230	23,771,138	69.12%

Donald Kelly
12720 Hillcrest Road, Suite 1045
Dallas, Texas 75230	4,108,907	11.95%

All officers and directors as a group
(2 persons)	27,880,045	81.07%

(1) This table is based upon 34,391,506 shares issued and outstanding as of March 31, 2011.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(3)  Includes 3,235,971 shares  subject to repurchase by the Company under the Consulting Services Agreement, which the Company exercised on  May 24, 2011.  Timothy J. Neher has voting and dispositive control over the shares held by Accelerated Venture Partners, LLC.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AND DIRECTOR INDEPENDENCE

Related Transactions

Licensing Agreement.

The Company is a party to the Licensing Agreement with Demand Pooling Global Services LLC.  Messrs. Aland and Kelly are both principals of Demand Pooling Global Services LLC and officers, directors and majority shareholders of the Company.

Pursuant to the terms of the Licensing Agreement the Company was granted a, non-transferrable license for certain territories (an exclusive license for North America and a non-exclusive license for all markets outside of North America) for certain intellectual property developed by Licensor, principally comprising a business concept and related technology which has, as its core product, the aggregation of demand for high-ticket capital equipment and selected commodities to facilitate cooperative purchases of similar products by a significant number of large end-users (the “Technology”).  The Technology would also permit and facilitate pooled financing for such purchases in a manner which permits greater financial flexibility for the end-users.  Finally, the Technology permits and facilitates the disposal of older equipment and commodities by end-users in order to improve the cost recovery on disposal of surplus or dated equipment and commodities.  The License also provides for the use of a datacenter through a third-party provider.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the Technology and any improvements thereto—although the License includes the Company’s right to utilize such improvements.

The term of the License commences the date of execution of the Licensing Agreement (“Execution Date”) and continues for a term of twenty (20) years, ending on the twentieth anniversary of the Execution Date.  In addition to other requirements, the continuation of the license is conditioned on the Company generating net revenues in excess of expenses in the normal course of operations or the funding by the Company of a minimum of $10,000,000 for "qualifying research, development and commercialization expenses" in accordance with the following schedule:

(a)	a minimum of US$1,000,000 during the period commencing upon the Execution Date and ending on the first anniversary of the Execution Date; or

(b)	a minimum of US$4,000,000 during the period commencing upon the Execution Date and ending on the second anniversary of the Execution Date; or

(c)	a minimum of US$10,000,000 during the period commencing upon the Execution Date and ending on the third anniversary of the Execution Date

The Licensing Agreement calls for royalties payable by the Company to the Licensor of ten percent (10%) of all gross revenues resulting from the use of the Technology by the Company and twenty-five percent (25%) of all royalties and fees received from third party sublicensees.

The license is terminated upon the occurrence of events of default specified in the License Agreement.

The Licensing Agreement may not be an arms-length agreement as Messrs. Aland and Kelly own 23,771,138 and 4,108,907 shares of the Company respectively, comprising in the aggregate approximately 81% of the issued and outstanding shares of common stock of the Company.  They are also both officers and directors of the Company.

A copy of the Licensing Agreement is attached as Exhibit 10.1 to this Prospectus

Consulting Services.

On April 29, 2010, the Company entered into a Consulting Services Agreement (“Consulting Services Agreement”) with AVP, a company controlled by Timothy J. Neher.  A copy of the Consulting Services Agreement is attached hereto as Exhibit 10.2.  The Consulting Services Agreement required that AVP provide the Company with certain advisory services that included reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the company to AVP to purchase 3,235,971 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder, subject to a repurchase option (“Repurchase Option”) granted to the Company to repurchase the shares at a price of $0.0001 per share  upon the occurrence of certain events of default as more fully detailed in the Consulting Services Agreement and (b) certain cash compensation based on the achievement of certain specific milestones.

On February 22, 2011, the Company received a letter from AVP that it was giving notice of its termination of the Consulting Services Agreement (“Termination Letter”).  A copy of the Termination Letter is attached hereto as Exhibit 99.1.  The Company believes that AVP had failed to perform the agreed services under the Consulting Services Agreement.  Since AVP did not meet the milestones required in the Consulting Services Agreement, the Company does not believe that it is obligated to pay any amounts to AVP under the terms of the Consulting Services Agreement.  The Company exercised on May 24, 2011 the Repurchase Option with respect to the 3,235,971 shares of Company Common Stock which was issued to AVP under the Consulting Services Agreement at a price of $0.0001 per share.  Company management believes that the termination of the Consulting Services Agreement will have no impact whatsoever on its plan of operation, principally because AVP was not actively involved in the Company’s operations prior to such termination.

 Other.

The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

Director Independence

The Company has no “independent” directors within the meaning of Nasdaq Marketplace Rule 4200.

EXPERTS

Our financial statements from inception (April 29, 2008) through December 31, 2008 and for the fiscal years ended December 31, 2010 and December 31, 2009 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co P.C., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

ITEM 12 – INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

The Registrant does not elect to incorporate any material by reference.

ITEM 12A – DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

The following consolidated financial statements are included with this prospectus:

Consolidated Financial Statements for the Fiscal year ended December 31, 2010, December 31, 2009 and the period from inception (April 29, 2008) to December 31, 2010 (audited) and March 31, 2011 (unaudited).

These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

ACCELERATED ACQUISITIONS V, INC.
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Accelerated Acquisitions V, Inc.

We have audited the accompanying balance sheets of Accelerated Acquisitions V, Inc. (a development stage company) as of December 31, 2010 and December 31, 2009 and the related statements of operations, stockholder's deficiency and cash flows for the years ended December 31, 2010 and December 31, 2009 and the period from inception (April 29, 2008) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accelerated Acquisitions V, Inc.  (a development stage company) as of December 31, 2010 and December 31, 2009 and the results of its operations and its cash flows for the years ended December 31, 2010 and December 31, 2009 and the period from inception (April 29, 2008) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a loss since inception, has a net accumulated deficit and may be unable to raise further equity.  These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Co

Hackensack, New Jersey

March 22, 2011

ACCELERATED ACQUISITIONS V, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,	March 31,
	2010	2009	2011
	(audited)	(audited)	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,548	$116	13,548
Note receivable	7,627	-	7,627
Pre-paid expense	56,877	-	56,977

TOTAL ASSETS	$78,052	$116	78,052

LIABILITIES AND STOCKHOLDER’S DEFICIT

CURRENT LIABILITIES
Accrued expenses	$13,200	$4,442	13,200
Shareholder advances	139,100	1,722	139,100

TOTAL LIABILITIES	$152,300	$6,164	152,300

STOCKHOLDER’S DEFICIT:
Preferred stock, $.0001 par value; 10,000,000 shares authorized; none issued and outstanding		-
Common stock, $.0001 par value; 100,000,000 shares authorized; 34,391,506 and 5,000,000 shares issued and outstanding at March 31, 2011 and December 31, 2010 and 2009, respectively	3,639	500	3,639
Additional paid-in capital	21,998	3,500	21,998

Deficit accumulated during the development stage	(96,748)	(10,048	(96,748)
Stock subscription receivable	(3,137)	-	(3,137)
TOTAL STOCKHOLDER’S DEFICIT	(74,248)	(6,048	(74,248)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$78,052	$116	78,052

See accompanying notes to financial statements.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
STATEMENTS OF OPERATIONS

			April 29, 2008
	Fiscal Year	Fiscal Year	(Inception)
	Ended	Ended	through	Three Months
	December 31,	December 31,	December 31,	Ended March 31,
	2010	2009	2010	2011	2010

Revenues	$-	$-	$-	-	-
Operating Expenses
General and administrative	86,700	6,792	96,748	-	600

Net Operating Expenses	86,700	6,792	96,748	-	600

Net Loss	$(86,700)	$(6,792)	$(96,748)		(600)
Basic earnings (loss) per share—Basic and Diluted	$(0.00)	$(0.00)		-	(0.00)
Weighted average number of common shares outstanding	26,893,740	5,000,000		26,893,740	5,000,000

See accompanying notes to financial statements

ACCELERATED ACQUISITIONS V, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDER’S DEFICIENCY
	Preferred Stock		Common Stock		Additional Paid-in	(Deficit) Accumulated During the Development	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
BALANCE AT INCEPTION (APRIL 29, 2008)	-	$-	-	$-	$-	$-	$-
Issuance of common stock	-	-	5,000,000	500	3,500	-	4,000
Net (loss)	-	-	-	-	-	(3,256)	(3,256)
BALANCE AT DECEMBER 31, 2008	-	$-	5,000,000	$500	$3,500	$(3,256)	$744
Net (loss)	-	-	-	-	-	(6,792)	(6,792)

BALANCE AT DECEMBER 31, 2009	-	$-	5,000,000	$500	$3,500	$(10,048)	$(6,048)
Sale of common stock	-	-	28,126,045	2,815	18,498	-	21,313
Cancellation of common stock	-	-	(1,979,760)	-	-	-	-
Issuance of common stock on exercise of stock option	-	-	3,235,971	324	-	-	324
Stock subscription receivable	-	-	-	-	-	-	(3,137)
Net (loss)	-	-	-	-	-	(86,700)	(86,700)
BALANCE AT DECEMBER 31, 2010	-	$-	34,391,506	$3,639	$21,998	$(96,748)	$(74,248)
BALANCE AT March 31, 2011	-	$-	$34,391596	$3,639	$21,998	$(96,748)	$(74,248)

See accompanying notes to financial statements

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
STATEMENTS OF CASH FLOWS

	For the Fiscal Year ended December 31,	For the Fiscal year ended December 31,	For the Cumulative Period from Inception (April 29, 2008) through December 31,	Three Months Ended March 31,
	2010	2009	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(86,700)	(6,792)	$(96,748)	-	(600)
Increase (decrease) in accounts payable	8,758	3,186	13,200	-	(4,442)
(Increase) decrease in note receivable	(7,627)	-	(7,627)	-	-
(Increase) decrease in prepaid expense	(56,877)	-	(56,877)	-	-
Net cash used by operating activities	(142,446)	(3,606)	(148,052)	-	(5,042)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	18,500	-	22,500	-	-
Shareholder Advances	137,378	1,722	139,100	-	5,042
Net cash provided by financing activities	155,878	1,722	161,600	-	5,042
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	13,432	(1,884)	13,548	13,548	116
Cash and cash equivalents at beginning of period	116	2,000	-	-	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,548	116	$13,548	13,548	116

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period:
Income taxes	-	-	-	-	-
Interest expense	-	-	-	-	-

Noncash investing and financing activities:
Proceeds from the issuance of common stock	3,137	-	3,137	-	-
Cancellation of common shares	(198)	-	(198)	-	-
Additional paid-in capital	198	-	198	-	-
Stock subscription receivable	(3,137)	-	(3,137)	-	-

Total	-	-	-

See notes to financial statements.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

NOTE 1   -           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)           Organization and Business:
Accelerated Acquisitions V, Inc. (“the Company”) was incorporated in the state of Delaware on April 29, 2008 for the purpose of raising capital that is intended to be used in connection with its business plan which may include a possible merger, acquisition or other business combination with an operating business. The Company is currently in the development stage.  All activities of the Company to date relate to its organization, initial funding, share issuances and regulatory compliance.

(b)           Basis of Presentation
The accompanying Interim Financial Statements have been prepared in accordance with accounting principles generally accepted for financial statement presentation and in accordance with the instructions to Regulations S-K.

(c)           Going Concern
 The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated during the development stage of $96,748, used cash from operations of $148,052 since its inception, and has a working capital deficit of $74,248 at December 31, 2010. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s ability to continue as a going concern is also dependent on its ability to find a suitable target company and enter into a possible reverse merger with such company. Management’s plan includes obtaining additional funds by equity financing through a reverse merger transaction and/or related party advances, however there is no assurance of additional funding being available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty.

(d)           Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)           Cash and Cash Equivalents:
For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had no cash equivalents at December 31, 2010

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

NOTE 1    -       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON’T):

(f)           Income Taxes:
The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

 (g)         Loss per Common Share:
Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

(h)             Fair Value of Financial Instruments:
The carrying value of cash equivalents approximates fair value due to the short period of time to maturity.

NOTE 2    -       CAPITAL STOCK:

The total number of shares of capital stock which the Company has authority to issue is one hundred ten million (110,000,000). These shares are divided into two classes with 100,000,000 shares designated as common stock at $.0001 par value (the “Common Stock”) and 10,000,000 shares designated as preferred stock at $.0001 par value (the “Preferred Stock”). The Preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time to time.

Holders of shares of Common stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.  No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

As of March 31, 2010, the Company has no shares of Preferred Stock outstanding and 34,391,405 shares of Common Stock issued and outstanding.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

NOTE 3     -        INCOME TAXES:

The Company has incurred net operating losses since inception. The Company has not reflected any benefit of such net operating loss carry forward in the financial statements.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.  Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the gross deferred tax assets as follows:

	March 31, 2011	December 31, 2010
Gross deferred tax assets	43,850	43,850
Valuation allowance	(43,850)	(43,850)
Net deferred tax asset	—	—

The federal net operating loss carryforwards expire in the tax years 2029 and 2030.  Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards and research and development credits in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carryforwards and research and development credits may be subject to the above limitations. The relevant FASB standard resulted in no adjustments to the Company’s liability for unrecognized tax benefits. As of both the date of adoption and as of March 31, 2011 there were no unrecognizable tax benefits. Accordingly, a tabular reconciliation from beginning to ending periods is not provided. The Company will classify any future interest and penalties as a component of income tax expense if incurred. To date, there have been no interest or penalties charged or accrued in relation to unrecognized tax benefits.  The Company is subject to federal and state examinations for the year 2008 forward. There are no tax examinations currently in progress.

NOTE 4    -        RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2010, the FASB issued amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements for the period ended December 31, 2010. The adoption of this guidance did not have a material impact on our financial statements.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS

NOTE 4    -        RECENT ACCOUNTING PRONOUNCEMENTS (CON’T):

In February 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-08 (ASU 2010-08), Technical Corrections to Various Topics. This amendment eliminated inconsistencies and outdated provisions and provided the needed clarifications to various topics within Topic 815.  The amendments are effective for the first reporting period (including interim periods) beginning after issuance (February 2, 2010), except for certain amendments.  The amendments to the guidance on accounting for income taxes in a reorganization (Subtopic 852-740) should be applied to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  For those reorganizations reflected in interim financial statements issued before the amendments in this Update are effective, retrospective application is required.  The clarifications of the guidance on the embedded derivates and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009, and should be applied to existing contracts (hybrid instruments) containing embedded derivative features at the date of adoption.  The Company does not expect the provisions of ASU 2010-08 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-07 (ASU 2010-07), Not-for-Profit Entities (Topic 958): Not-for-Profit Entities: Mergers and Acquisitions.  This amendment to Topic 958 has occurred as a result of the issuance of FAS 164.  The Company does not expect the provisions of ASU 2010-07 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements.  This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early adoption is permitted.  The Company does not expect the provisions of ASU 2010-06 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-05 (ASU 2010-05), Compensation – Stock Compensation (Topic 718).  This standard codifies EITF Topic D-110 Escrowed Share Arrangements and the Presumption of Compensation.

In January 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-04 (ASU 2010-04), Accounting for Various Topics—Technical Corrections to SEC Paragraphs.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS

NOTE 4   -         RECENT ACCOUNTING PRONOUNCEMENTS (CON’T):

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary.  This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP.  It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP.  An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10).  For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160.  The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force).  This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis.  The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 5    -        MATERIAL CONTRACTS:

Effective as of April 2, 2010, (a) Richard K. Aland (“Purchaser”) agreed to acquire 23,907,138 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share and (b) Donald Kelly agreed to acquire 4,218,907 shares of the common stock par value $0.0001 (collectively, the “Shares”) for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 1,979,760 of its their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.   This transaction was consummated on April 2, 2010. (See Form 8-K filed with the U.S. Securities and Exchange Commission on April 2, 2010.)

On April 15, 2010, the Company entered into a Licensing Agreement (“Licensing Agreement”) with Demand Pooling Global Services, LLC (“Licensor”) pursuant to which the Company was granted a, non-transferrable license for certain territories (an exclusive license for North America and a non-exclusive license for all markets outside of North America) for certain intellectual property developed by Licensor, principally comprising a business concept and related technology which has, as its core product, the aggregation of demand for high-ticket capital equipment and selected commodities to facilitate cooperative purchases of similar products by a significant number of large end-users (the “Technology”).  The Technology would also permit and facilitate pooled financing for such purchases in a manner which permits greater financial flexibility for the end-users.  Finally, the Technology permits and facilitates the disposal of older equipment and commodities by end-users in order to improve the cost recovery on disposal of surplus or dated equipment and commodities.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the Technology and any improvements thereto—although the License includes the Company’s right to utilize such improvements.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 5    -        MATERIAL CONTRACTS (CON’T):

The term of the License commences the date of execution of the Licensing Agreement (“Execution Date”) and continues for a term of twenty (20) years, ending on the twentieth anniversary of the Execution Date.  In addition to other requirements, the continuation of the license is conditioned on the Company generating net revenues in excess of expenses in the normal course of operations or the funding by the Company of a minimum of $10,000,000 for "qualifying research, development and commercialization expenses" in accordance with the following schedule:

(a)	a minimum of US$1,000,000 during the period commencing upon the Execution Date and ending on the first anniversary of the Execution Date; or

(b)	a minimum of US$4,000,000 during the period commencing upon the Execution Date and ending on the second anniversary of the Execution Date; or

(c)	a minimum of US$10,000,000 during the period commencing upon the Execution Date and ending on the third anniversary of the Execution Date

The Licensing Agreement also calls for royalties payable by the Company to the Licensor of ten percent (10%) of all gross revenues resulting from the use of the Technology by the Company and twenty-five percent (25%) of all royalties and fees received from third party sublicensees.
The license is terminated upon the occurrence of events of default specified in the License Agreement.
The ownership of the intellectual property necessary for development and modification of the electronic platform resides with the Licensor and becomes a part of the exclusive North American and non-exclusive worldwide (outside North America) License.

On April 29, 2010, the Company entered into a Consulting Services Agreement (“Consulting Services Agreement”) with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The Consulting Services Agreement required that AVP provide the Company with certain advisory services that included reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the company to AVP to purchase 3,235,971 shares of the company’s Common Stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder, subject to a repurchase option (“Repurchase Option”) granted to the Company to repurchase the shares at a price of $0.0001 per share upon the occurrence of certain events of default as more fully detailed in the Consulting Services Agreement and (b) certain cash compensation based on the achievement of certain specific milestones.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 5    -        MATERIAL CONTRACTS (CON’T):

The Company intends to calculate the Black-Scholes valuation of the option and to commence amortization of that value in the quarter which the services, as described in the agreement, are first rendered.  As of the date of these financial statements, no such services have been provided.

Pursuant to the terms of the Agreement, AVP will not receive any compensation if the milestones specified in the Consulting Services Agreement are not met and the option shares are subject to repurchase by the Company at the original $0.0001 sale price.

The shares issued pursuant to the AVP Option are subject to a repurchase option granted to the company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

·	Milestone 1 – Company’s right of repurchase will lapse with respect to 70% of the shares upon securing $5 million in available cash from funding;

·	Milestone 2 - Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $10 million in available cash (inclusive of any amounts attributable to Milestone 1);

·
Milestone 3 - Company’s right of repurchase will lapse with respect to the remaining 10% of the Shares upon securing $15 million in available cash (inclusive of any amounts attributable to Milestones 1 or 2);

and (b) cash compensation at a rate of $87,500 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones, specifically, cash compensation of $350,000 is due consultant upon the achievement of Milestone 1, $350,000 upon the achievement of Milestone 2, and $350,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $87,500 per month. The total cash compensation to be received by the consultant is not to exceed $1,050,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones.

On February 22, 2011, the Consulting Services Agreement was terminated by AVP (See Note 9, Subsequent Events, below).

The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

NOTE 6    -        SHAREHOLDER ADVANCES:

Three shareholders have advanced to the Company a total of $64,100, which is payable on demand and non-interest bearing.  Of this amount, $4,100 is payable to Chad Kelly, the son of Don Kelly.

Richard Aland and Don Kelly, officers, directors and shareholders of the Company, have advanced to the Company a total of $75,000, which is payable on demand and non-interest bearing.

ACCELERATED ACQUISITIONS V, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 7   -         NOTE RECEIVABLE:

The Company has advanced $7,627 to Demand Pooling Global Services, LLC, which is payable on demand and non-interest bearing.

NOTE 8   -         RELATED PARTY TRANSACTIONS:

1)	Chad Kelly, the son of Don Kelly, has advanced to the Company $4,100 (see Note 6. Shareholder Advances, above).

2)	Richard Aland and Don Kelly advanced to the Company an aggregate of $75,000 (see Note 6. Shareholder Advances)

3)	Richard Aland is a 37% owner and a managing member of Demand Pooling Global Services, LLC, with which the Company has entered into the Licensing Agreement (see Note 5. Material Contracts, above).

4)	The Company is party to a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher (See Note 5. Material Contracts, above).

NOTE 8   -         SUBSEQUENT EVENTS:

The Company has evaluated subsequent events from the balance sheet date through March 22, 2011 (the date the financial statements were available to be issued) and has determined that the following is the only event which requires disclosure:

On February 22, 2011, the Company received a letter from Accelerated Venture Partners, LLC giving notice of termination of the Consulting Agreement dated as of April 29, 2010.  The termination notice was pursuant to Section 8 of the Consulting Services Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$60
Accounting fees and expenses	$2,000
Legal fees and expenses	$10,000
Printing expenses	$1,000
Miscellaneous	$440

TOTAL	$13,500

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above through advances to the Company by the Company’s founding shareholders. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Messrs Aland, Kelly and Neher have orally agreed with the Company to advance these costs and expenses of this offering to the Company, as required, on the basis of an interest-free loan payable on demand.   The Company confirms that the foregoing description of these oral agreements accurately reflects such agreements.  This loan is reflected on the Company’s financials for the period ended December 31, 2010.

Item 14.     Indemnification of Directors and Officers

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Below is a list of securities sold by us since inception which were not registered under the Securities Act.

Name of Purchaser	Date of Sale	Title of Security	Amount of Securities Sold	Consideration
Accelerated Venture Partners LLC (1)	April 28, 2009	Common Stock	3,020,240	$4,000
Richard Aland (2)	April 2, 2010	Common Stock	23,907,138	2,391
Donald Kelly (3)	April 2, 2010	Common Stock	4,218,907	422
Accelerated Venture Partners LLC (4)	April 29, 2010	Common Stock	3,235,971	626
Camp, James	July 2, 2010	Common Stock	300	600
Cosgriff, Carolyn	July 2, 2010	Common Stock	300	600
Daniel, Glenn	July 2, 2010	Common Stock	300	600
Dorsey, Timothy	July 2, 2010	Common Stock	300	600
Evans, Carole	July 2, 2010	Common Stock	300	600
Fischer, Quinn	July 2, 2010	Common Stock	300	600
Fragle, Ronald	July 2, 2010	Common Stock	300	600
Giambalvo, Jerome	July 2, 2010	Common Stock	300	600
Green, Montgomery	July 2, 2010	Common Stock	300	600
Gundy, Richard	July 2, 2010	Common Stock	100	200
Hartline, Gregg	July 2, 2010	Common Stock	300	600
Hoge, IV, Henley Custis	July 2, 2010	Common Stock	300	600
Holoman, Richard	July 2, 2010	Common Stock	300	600
Johnson, David	July 2, 2010	Common Stock	150	300
Johnson, Lyn	July 2, 2010	Common Stock	150	300
Meyers, Dawn	July 2, 2010	Common Stock	300	600
Meyers, III, Gerald	July 2, 2010	Common Stock	300	600
Morrogh, Richard	July 2, 2010	Common Stock	100	200
Pope, Patrick	July 2, 2010	Common Stock	300	600
Rogers, Richard	July 2, 2010	Common Stock	100	200
Scnittiker, Reed	July 2, 2010	Common Stock	300	600
Shearer, Robert	July 2, 2010	Common Stock	250	500
Shirah, Al	July 2, 2010	Common Stock	300	600
Shirah, Andrew	July 2, 2010	Common Stock	300	600
Shirah, Nancy	July 2, 2010	Common Stock	300	600
Shirah, Philip	July 2, 2010	Common Stock	300	600
Shirah, Tova	July 2, 2010	Common Stock	300	600
Shirah, Victoria	July 2, 2010	Common Stock	300	600
Sleeman, Donald	July 2, 2010	Common Stock	300	600
Smith, Pelham	July 2, 2010	Common Stock	100	200
Steudtner, Richard Todd	July 2, 2010	Common Stock	300	600
Toranto, Richard	July 2, 2010	Common Stock	200	400
Wall, Tim	July 2, 2010	Common Stock	300	600
Watkins, James	July 2, 2010	Common Stock	300	600
Wolfe, Margaret	July 2, 2010	Common Stock	300	600

(1)	Accelerated Venture Partners, LLC originally acquired 5,000,000 shares and subsequently tendered 1,979,760 of such shares for cancellation.
(2)	Richard Aland subsequently made gifts of an aggregate of 136,000 of such shares to an aggregate of 20 donees.
(3)	Donald Kelly subsequently made gifts of 110,000 of such shares to an aggregate of five donees
(4)	Shares acquired on exercise of option in Consulting Services Agreement

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D.  Pursuant to the guidelines of Rule 506, on July 2, 2010 the Company sold shares to a total of 35 investors, 16 of whom were “accredited investors” and 19 of whom are “sophisticated” investors.

Item 16.     Exhibits

Exhibit No.	Description
3(i)	Articles of Incorporation of ACCELERATED AQUISITIONS V, INC. (previously filed with Form 10-12G on August 28, 2008
3(ii)	Bylaws of ACCELERATED AQUISITIONS V, INC. (previously filed with Form 10-12G on August 28, 2008
3(iii)	Draft Certificate of Amendment of Certificate of Incorporation (previously filed with Form S-1/A on May 11, 2011).
5.1	Legal Opinion of Ruskin Moscou Faltischek, P.C.
10.1	License Agreement between ACCELERATED AQUISITIONS V, INC. and DEMAND POOLING GLOBAL SERVICES, LLC (previously filed with Form S-1/A on October 25, 2010)
10.2	Consulting Agreement between ACCELERATED ACQUISITIONS V, INC. and ACCELERATED VENTURE PARTNERS, LLC (previously filed with Form S-1/A on May 11, 2011).
10.3	Letter dated March 25, 2010 from Accelerated Venture Partners, LLC to Accelerated Acquisitions V, Inc. (previously filed with Form S-1/A on January 28, 2011)
23.1	Legal Opinion of Ruskin Moscou Faltischek, P.C. (included with Exhibit 5.1) (previously filed with Form S-1/A on May 11, 2011).
23.2*	Consent of Independent Auditors
99.1	Letter dated February 22, 2011 from Accelerated Venture Partners, LLC to Accelerated Acquisitions V, Inc. (previously filed with Form S-1/A on May 11, 2011).
*            Included herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided however, That:

(A)           Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)            Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas in the State of Texas on the 1st day of June, 2011.

ACCELERATED ACQUISITIONS V, INC.

	By:	/s/ Richard Aland
Richard Aland Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

	By:	/s/ Donald Kelly
:		Donald Kelly President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and date stated.

/s/ Richard Aland	June 1, 2011
Richard Aland Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

/s/ Donald Kelly	June 1, 2011
Donald Kelly President and Director

EXHIBIT LIST

Exhibit No.	Description

23.2*	Consent of Independent Auditors

*  Included herewith